UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒        Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PLEXUS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 15, 2023
To the Shareholders of Plexus Corp.
You are invited to the Annual Meeting of Shareholders of Plexus Corp., a Wisconsin corporation:
DATE AND TIME February 14, 2024 8:00 a.m. CST	ITEMS OF BUSINESS

ACCESS THE VIRTUAL ANNUAL MEETING This year’s annual meeting will be held virtually. Shareholders may participate in the virtual annual meeting by logging in at the following link and providing the control number found in the Notice of Internet Availability of Proxy Materials: www.virtualshareholdermeeting.com/PLXS2024	1	Elect 10 Directors (pg. 9)

	2	Approve executive compensation by an advisory vote (pg. 71)

RECORD DATE Shareholders of record at the close of business on December 8, 2023, are entitled to attend and vote at the annual meeting. As of the Record Date, Plexus had 27,504,188 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either at the virtual meeting or by duly authorized proxy.	3	Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors (pg. 74)

	4	Approve the Plexus Corp. 2024 Omnibus Incentive Plan (pg. 75)

	5	Transact such other business as may properly come before the meeting

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.
By Order of the Board of Directors,

Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on February 14, 2024. The proxy statement and the Company’s 2023 annual report to shareholders are available at www.proxyvote.com. At www.proxyvote.com, shareholders can view the proxy material, vote and request to receive paper copies of the proxy materials by mail.

Index of frequently accessed information
Beneficial Owners	7
Board’s Role in Risk Oversight	28
Certain Transactions	72
Compensation & Risk	70
Compensation Committee Report	52
Compensation Discussion & Analysis	33
Corporate Governance	18
Director Compensation for Fiscal 2023	25
Environmental, Social & Governance	30
Executive Compensation	53
Householding & Solicitation	84
Items of Business	5
Meeting & Voting Information	3
Pay Ratio Disclosure	67
Pay Versus Performance	68
Proposal 1	9
Proposal 2	71
Proposal 3	74
Proposal 4	75
Report of the Audit Committee	73
What We Do & Who We Are	1

WHAT WE DO

OUR VISION

OUR MISSION

THE LEADER IN HIGHLY COMPLEX PRODUCTS AND DEMANDING REGULATORY ENVIRONMENTS.

Plexus partners with companies to help create the products that build a better world. Our global team of nearly 25,000 individuals provides innovative solutions across the product lifecycle, specializing in the design, manufacture and service of highly complex products in demanding regulatory environments. Paired with our optimized and integrated global supply chain, we help our customers solve complex product challenges through a broad array of differentiated services—from product development and new product introduction through volume manufacturing, service and end of life. We provide these solutions to market-leading as well as disruptive global companies in the Healthcare/Life Sciences, Industrial and Aerospace/Defense sectors. Our solutions are supported across our 28 facilities in the Americas ("AMER"), Asia-Pacific ("APAC") and Europe, Middle East and Africa ("EMEA") regions.

EMEA

AMER

APAC

Fiscal 2023 Highlights

$4.21B Revenue

Nearly **25,000** Team members globally

5.1M Total square feet

13.4% ROIC

640+ Development engineers

28/8 Facilities/ Countries

$4.96 Diluted earnings per share

8.5% Electricity Intensity Reduction Across Global Manufacturing Sites

19,000+ Volunteer time off hours logged

1

PLEXUS

PLEXUS

PLEXUS

PLEXUS

WHO WE ARE

Our ability to realize our vision to build a better world fundamentally depends on the wellbeing and inclusive engagement of each and every individual on our team.

We build through the products we support, enhancing the lives of the people around us. We build through innovation, powered by the ideas and experiences of our diverse, talented global workforce. And we build through the opportunities we offer our team members as we strive to be a better Plexus in pursuit of a better world.

Committed to a diverse and inclusive workplace.

Our Diversity & Inclusion (D&I) journey is not a project or an initiative. It's a continuous commitment to our team members, communities and ourselves as individuals to embrace diverse backgrounds, differences and ideas. As a global organization, there is an ever-present opportunity to integrate D&I principles into everything we do. Through this, we position Plexus to create enduring value for our people, customers and society. This commitment is reflected in our D&I Statement:

Be You. Our people create our best Plexus. Ingrained in our culture of inclusion is the philosophy that each individual offers diverse perspectives, backgrounds and experiences that create great outcomes when we are united as a team. We respect our people and embrace our differences. We welcome everyone and value the ideas generated by our collective uniqueness. We aspire that all of our people reach their full potential.

Employee resource groups (ERGs)

WOMEN IN NETWORK

Champions the advancement of women in professional and personal development.

PLEXUS YOUNG PROFESSIONALS

Fosters development and collaboration for young professionals.

UNUSPLEXUS

Created to celebrate different cultures and diversity at Plexus.

PLEXUS' VETERANS NETWORK

Strives to enhance our ability to hire, develop and support U.S. Veterans across the organization to improve business outcomes.

PLEXUS PRIDE

Supports the needs of the LGBTQ+ community by creating greater awareness of the challenges and uniqueness of the demographic.

PLEXUS

2

PROXY STATEMENT
Plexus Corp.
Global Headquarters
One Plexus Way
Neenah, WI 54957-0156
MEETING AND VOTING INFORMATION
Plexus Corp. will hold its annual meeting of shareholders virtually on February 14, 2024, at 8 a.m. CST. Shareholders may participate in the virtual annual meeting by logging in at the following link and providing the control number found in the Notice of Internet Availability of Proxy Materials: www.virtualshareholdermeeting.com/PLXS2024.
How to Access Your Proxy Materials
On or about December 15, 2023, we mailed to shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and annual report, and how to vote via the internet. Shareholders will not receive printed copies of the proxy materials unless requested via the procedures described in the Notice. To assure timely delivery of printed copies of the proxy materials before the annual meeting, shareholders need to request a copy no later than January 24, 2024.
How to Vote
Shareholders of record at the close of business on December 8, 2023 (the “Record Date”) are entitled to participate and vote at the virtual annual meeting. As of the Record Date, Plexus had 27,504,188 shares of common stock outstanding. If you are a shareholder of record as of the Record Date, then you may vote either at the virtual annual meeting or in advance of the meeting by authorizing—by internet, telephone or mail—the persons named as proxies on the proxy card, Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, to vote your shares in accordance with your directions. We encourage you to vote as soon as possible, even if you are planning to attend the virtual annual meeting (by virtual presence online), so that the vote count will not be delayed.
By internet	Go to www.proxyvote.com. You will need your 16-digit control number included on the Notice in order to vote by internet.
By telephone	On a touch-tone telephone, call 1-800-690-6903. You will need your 16-digit control number included on the Notice in order to vote by telephone.
By mail	Please request written materials by following the instructions in the Notice. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.
Virtually
If you attend the virtual annual meeting, you will be able to cast your vote via the online meeting platform during a designated portion of the meeting. Have your Notice, proxy card or proxy form with your 16-digit control number available when you access the virtual annual meeting.

If for any reason you desire to revoke your proxy, then you may do so at any time before it is voted, either by written notice filed with the Secretary, or Acting Secretary, of the meeting. Questions may be asked during the virtual meeting by submitting such questions in writing via the online platform.
For those investors whose shares are held by a broker or other nominee, you must complete and return the voting instruction form provided by your broker, bank or nominee to provide instruction on how to cast your vote. In the absence of your voting instructions, brokers or other nominees may or may not be able to vote your shares at their discretion depending upon the particular proposal. For example, brokers may not vote your shares at their discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares at its discretion regarding matters related to executive compensation, including the advisory vote to approve named executive officer (“NEO”) compensation or the advisory vote on the frequency of the vote on compensation. If a broker or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker or other nominee.
Shareholders who own shares as part of Plexus’ 401(k) Retirement Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally based upon the shares for which voting directions have been received from participants in the 401(k) Plan.
Shareholder Proposals
The Secretary must receive a shareholder proposal no later than August 17, 2024 for the proposal to be considered for inclusion in our proxy materials for the 2025 annual meeting pursuant to Rule 14a-8 of the rules of the Securities and Exchange Commission. The 2025 annual meeting of shareholders is tentatively scheduled for February 12, 2025. To bring a proposal or nomination before the 2025 annual meeting, you must comply with our bylaws, which require written notice to the Secretary between October 6, 2024 and October 31, 2024. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after October 31, 2024, then your proposal or nomination would be untimely and it will not be presented to shareholders for action at the 2025 annual meeting of shareholders. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide the additional information required by Rule 14a-19(b) under the Securities Exchange Act of 1934. Such additional information must be received by the Secretary by no later than December 16, 2024. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

ITEMS OF BUSINESS
Board Recommendation
Proposal 1 Elect 10 directors named in the proxy statement to serve on Plexus’ board of directors for a one-year term.	FOR
Proposal 2 Approve by advisory proposal the compensation of the Company’s named executive officers, as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”	FOR
Proposal 3 Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2024.	FOR
Proposal 4 Approve the Plexus Corp. 2024 Omnibus Incentive Plan (the “2024 Plan”).	FOR
Voting Procedures & Votes Required
To conduct the annual meeting, more than 50% of Plexus’ outstanding shares entitled to vote must be present at the virtual meeting or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. Each outstanding share of common stock is entitled to one vote on each matter presented.
If you own shares as a registered holder and you do not vote, then your shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected. If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum.
Assuming a quorum is present, directors are elected by a plurality of the votes cast at the meeting or by proxy by the holders of Plexus common stock entitled to vote in the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the maximum number of directors to be chosen at the meeting. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Our bylaws provide that if any nominee for director does not receive, in an uncontested election, a majority of the votes cast for his or her election, the board will determine whether to accept the individual’s irrevocable, contingent resignation from the board (which must be submitted to, or on file with, the Company in order for that person to be nominated for board service).
Assuming a quorum is present, approval of the non-binding advisory vote regarding the compensation of our named executive officers will be determined by a majority of votes cast on such matter. In addition, ratification of PricewaterhouseCoopers LLP as our independent auditors for 2024 and approval of the 2024 Plan must be approved by a majority of votes cast on each such matter, assuming a quorum is present. Abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares that are voted.
Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes, and its representative(s) will also serve as the election inspector(s).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information as of the Record Date (December 8, 2023), regarding the beneficial ownership of Plexus common stock by each current director or nominee for director, each named executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation” herein and all directors or nominees for director and current executive officers as a group. The following table also presents each known 5%-or-greater beneficial owner of Plexus common stock as of the date of their most-recently filed Schedule 13G/A or 13G report, as applicable. The specified individuals and entities have sole voting and sole dispositive powers as to all shares except as otherwise indicated.
	SHARES BENEFICIALLY OWNED[1]	PERCENTAGE OF SHARES OUTSTANDING
Joann M. Eisenhart	18,356	*
Dean A. Foate	116,080	*
Steven J. Frisch	74,348	*
Patrick J. Jermain	64,544	*
Rainer Jueckstock	26,391	*
Peter Kelly	34,771	*
Todd P. Kelsey	157,034	*
Randy J. Martinez	3,739	*
Oliver Mihm	25,798	*
Angelo M. Ninivaggi	48,744	*
Joel Quadracci	6,579	*
Karen M. Rapp	10,586	*
Paul A. Rooke	12,642	*
Michael V. Schrock	40,980	*
Jennifer B. Wuamett	0	*

All directors, director nominees and current executive officers as a group (18 persons)	656,979	2.39%

BlackRock, Inc.[2]	4,553,763	16.56%
The Vanguard Group, Inc.[3]	3,229,318	11.74%
Disciplined Growth Investors, Inc.[4]	2,168,854	7.89%
Dimensional Fund Advisors LP5	1,839,272	6.69%
* Less than 1%
[1]
The amounts reported in the table include shares subject to acquisition within 60 days of the Record Date, upon the vesting of restricted stock units (“RSUs”) granted under Plexus’ equity plans as follows: Dr. Eisenhart (1,821), Mr. Foate (1,821), Mr. Frisch (11,720), Mr. Jermain (8,280), Mr. Jueckstock (1,821), Mr. Kelly (1,821), Mr. Kelsey (32,070), Mr. Martinez (1,821), Mr. Mihm (5,170), Mr. Ninivaggi (6,210), Mr. Quadracci (1,821), Ms. Rapp (1,821), Mr. Rooke (1,821), Mr. Running (2,240) and Mr. Schrock (1,821), Mr. Tan (2,760), and all directors and current executive officers as a group (84,839).

[2]
BlackRock, Inc. filed a report on Schedule 13G/A on January 23, 2023, reporting sole voting power as to 4,504,606 shares and sole dispositive power as to 4,553,763 shares of common stock. The address of BlackRock, a parent holding company of certain institutional investment managers, is 55 East 52nd Street, New York, New York 10055.

[3]
The Vanguard Group, Inc. filed a report on Schedule 13G/A on February 9, 2023, reporting shared voting power as to 42,121 shares, sole dispositive power as to 3,162,555 shares and shared dispositive power as to 66,763 shares of common stock. The address of Vanguard Group, an investment adviser, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[4]
Disciplined Growth Investors, Inc. filed a report on Schedule 13G on August 1, 2008, reporting that it held sole voting power as to 1,899,904 shares, shared voting power as to 268,950 shares and sole dispositive power as to 2,168,854 shares of common stock. The address of Disciplined Growth Investors, an investment advisor, is 150 South Fifth Street, Suite 2100, Minneapolis, MN 55402.

[5]
Dimensional Fund Advisors LP filed a report on Schedule 13G/A on February 14, 2023, reporting sole voting power as to 1,810,699 shares and sole dispositive power as to 1,839,272 shares of common stock. The address of Dimensional Fund Advisors, an investment advisor, is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

PROPOSAL 1 –
ELECTION OF DIRECTORS
Board Recommendation
The election of 10 directors named in the proxy statement to serve on Plexus’ board of directors for a one-year term.	FOR
Plexus currently has 11 directors, listed below, as of the Record Date. Plexus’ bylaws currently authorize up to 12 directors, as determined by the board. The Plexus board may elect directors to fill empty seats, including those created by an expansion, between meetings of shareholders.
PLEXUS’ BOARD OF DIRECTORS (AS OF RECORD DATE)
Joann M. Eisenhart	Todd P. Kelsey	Paul A. Rooke
Dean A. Foate	Randy J. Martinez	Michael V. Schrock
Rainer Jueckstock	Joel Quadracci	Jennifer Wuamett
Peter Kelly	Karen M. Rapp
We would like to give special thanks to Mr. Peter Kelly, who will be retiring from the board immediately following the annual meeting. Mr. Kelly has served on Plexus’ board for nearly 19 years, leveraging his extensive experiences, including as a former Chief Financial Officer and Executive Vice President of NXP Semiconductors N.V., to provide invaluable advice and leadership to management over the course of his tenure.
Board Nominees
In accordance with Plexus’ bylaws, the board has set the size of the board to be 10 directors, decreased from the current board size of 11 directors, effective immediately following the annual meeting of shareholders, with such directors to serve until their successors are duly elected and qualified. The individuals who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is unforeseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Each of the director nominees named below was elected at the 2023 annual meeting.

Board Nominee Overview

The composition of the board of directors is reviewed annually to ensure that an appropriate mix of skills, experiences and backgrounds is represented; the membership mix of the board may also be changed as necessary to meet business needs. Your board nominees offer a diverse range of skills and experience in relevant areas, as set forth in the matrix below. Unless otherwise noted, all directors have been employed in their principal occupation listed for the past five years or more. Each of the attributes identified, which together with the directors’ principal occupations and business experience, as well as the Company’s board member selection criteria, outlined in the next section, provide the reasons that each individual has been nominated to serve on the board.

BOARD QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE

Qualification	EISENHART	FOATE	JUECKSTOCK	KELSEY	MARTINEZ	QUADRACCI	RAPP	ROOKE	SCHROCK	WAUMETT
Public Company CEO/COO Experience (7/10) Significant experience as a chief executive officer and/or chief operating officer of a publicly-traded company, or of a major division of a publicly-traded company.		✓	✓	✓	✓	✓		✓	✓	
Financial and Accounting Experience (9/10) Financial and accounting skills as well as experience preparing, auditing, analyzing or evaluating public company financial statements and an understanding of a public company's internal controls and procedures for financial reporting, preferably with experience as a controller and/or chief financial officer.		✓	✓	✓	✓	✓	✓	✓	✓	✓
Global Business Experience (10/10) International experience with an understanding of conducting business on a global scale.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sales, Marketing or Innovation Experience (9/10) In-depth knowledge and significant practical experience in sales, marketing or innovation at a company positioned in one or more of our key markets.	✓	✓	✓	✓	✓	✓	✓	✓	✓	
Manufacturing Management Background (10/10) A manufacturing management background, including as an engineer, from a large, well-respected, manufacturing-based company.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Supply Chain Management Experience (10/10) A background in supply chain management, specifically from a company that relies on supply chain management as a competitive advantage.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology and Cybersecurity (10/10) Experience in the technology sector and/or with managing cybersecurity practices in a multi-national organization.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

DR. JOANN M. EISENHART
INDEPENDENT Executive VP & Chief People Officer, The Northwestern Mutual Life Insurance Company (retired)
Age: 64 Tenure: 8 years Other Public Boards: 0 Committee Assignment: Compensation & Leadership Development (Chair)	SKILLS AND EXPERIENCE
	Global Business	Supply Chain Management
	Technology and Cybersecurity experience	Human Capital Development and Compensation
	Manufacturing Management	Sales, Marketing or Innovation
Environmental, Social & Governance
Dr. Eisenhart retired as Executive Vice President and Chief People Officer at The Northwestern Mutual Life Insurance Company, a financial services and insurance provider, in 2019. Prior thereto, she served as Senior Vice President – Human Resources, Facilities and Philanthropy at Northwestern Mutual from 2013 until 2018, and as Senior Vice President – Human Resources since 2011. Dr. Eisenhart previously served as Senior Vice President – Human Resources at Pfizer Inc., a global biopharmaceutical company, and held various leadership positions at Rohm and Haas Company, a manufacturer of specialty chemicals. She earned a B.S. in Chemistry from the University of Illinois at Urbana-Champaign and a Ph.D. in Inorganic Chemistry from the University of Wisconsin-Madison. She also earned an M.A. and a Ph.D. in Human and Organizational Development from Fielding Graduate University.
DEAN A. FOATE
CHAIR OF THE BOARD President & CEO, Plexus Corp. (retired)
Age: 65 Tenure: 23 years (10 as Chairman) Other Public Boards: 0	SKILLS AND EXPERIENCE
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Technology and Cybersecurity experience	Sales, Marketing or Innovation
Environmental, Social & Governance
Mr. Foate is not an independent director and therefore is not eligible for membership on a Board committee under Nasdaq rules or the committees’ charters.
Mr. Foate has served as Plexus’ Chairman of the Board since 2013. Mr. Foate retired as President and Chief Executive Officer of Plexus in 2016 after serving in such roles since 2002. He joined Plexus in 1984 and held various other executive roles, including prior services as its Chief Operating Officer. He was director of Regal Rexnord Corporation, a manufacturer of electric motors, electrical motion controls, power generation and power transmission products, as well as a member of its Corporate Governance & Director Affairs Committee, until 2021. Mr. Foate earned a B.S. in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Master of Science in Engineering Management from the Milwaukee School of Engineering.

RAINER JUECKSTOCK
INDEPENDENT Executive VP, Tenneco Inc. (retired)
Age: 64 Tenure: 10 years Other Public Boards: 0 Committee Assignment: Audit (Chair)	SKILLS AND EXPERIENCE
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Technology and Cybersecurity experience	Sales, Marketing or Innovation
Environmental, Social & Governance
Mr. Jueckstock retired as Executive Vice President of Tenneco Inc., a producer of automotive emission control and ride control products and systems, in March 2023, serving in such role since 2018 when Tenneco acquired Federal-Mogul Corporation, an automotive and industrial equipment supplier. Mr. Jueckstock also served as President of Federal-Mogul Powertrain from 2018 until his retirement, after having served as its Chief Executive Officer since 2012. Prior to the acquisition of Federal-Mogul, he also served as co-Chief Executive Officer and as a director since 2012, and as co-Chairman of the Board since 2015. Before joining Federal-Mogul, he was a member of the German Military. Mr. Jueckstock earned a degree in Engineering from the Military College at Zittau, Germany.
TODD P. KELSEY
NON-INDEPENDENT CEO, Plexus Corp.
Age: 58 Tenure: 7 years Other Public Boards: 1	SKILLS AND EXPERIENCE
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Technology and Cybersecurity experience	Sales, Marketing or Innovation
Environmental, Social & Governance
Mr. Kelsey has served as Chief Executive Officer of Plexus since 2016 and served as President from 2016 to 2022. He was previously Plexus’ Executive Vice President and Chief Operating Officer from 2013 until 2016, and its Executive Vice President – Global Customer Services prior thereto. Mr. Kelsey joined Plexus in 1994 as a Design Engineer in the Company’s Engineering Solutions Group, and has held various other positions with increasing responsibility since that time, including Senior Vice President – Global Customer Services and Senior Vice President –Engineering Solutions. He is also a director of Steelcase Inc., a global provider of workplace products, furnishings and services, as well as the chair of its Audit Committee. Mr. Kelsey earned a B.S. and a M.S. in electrical engineering from the University of Wisconsin-Madison and an M.B.A. from the University of Wisconsin-Oshkosh.

RANDY J. MARTINEZ
INDEPENDENT President & CEO, MTS Systems Corp. (retired)
Age: 68 Tenure: 2 years Other Public Boards: 0 Committee Assignment: Audit Governance & Sustainability	SKILLS AND EXPERIENCE
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Technology and Cybersecurity experience	Sales, Marketing or Innovation
Environmental, Social & Governance
Mr. Martinez served as President and Chief Executive Officer of MTS Systems Corporation, a leading global supplier of advanced test systems, motion simulators and precision sensors, until 2021. Prior thereto, Mr. Martinez served in several leadership roles at AAR Corporation, a provider of aviation services to the worldwide commercial aviation and aerospace & defense industries, including President & CEO of the Airlift Group and Group Vice President, Aviation Services. Mr. Martinez served with distinction in the U.S. Air Force for 21 years, retiring as a Colonel and Command Pilot and having held a wide variety of leadership roles, including command and senior staff positions. Mr. Martinez also holds Master of Science degrees from the University of Arkansas and the National Defense University.
JOEL QUADRACCI
INDEPENDENT Chairman, President & CEO, Quad/Graphics, Inc
Age: 54 Tenure: 3 year Other Public Boards: 1 Committee Assignment: Compensation & Leadership Development Governance & Sustainability	SKILLS AND EXPERIENCE:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Technology and Cybersecurity experience	Sales, Marketing or Innovation
Environmental, Social & Governance
Mr. Quadracci has served as the Chairman, President and Chief Executive Officer of Quad/Graphics, Inc., a worldwide marketing solutions partner, since 2010. Mr. Quadracci joined Quad in 1991 and, prior to assuming his current role, served in various other positions with increasing responsibility, including Senior Vice President of Sales & Administration and President and Chief Operating Officer. Mr. Quadracci received a B.A. in Philosophy from Skidmore College in 1991.

KAREN M. RAPP
INDEPENDENT Executive VP, CFO & Treasurer, National Instruments Corp. (retired)
Age: 56 Tenure: 5 years Other Public Boards: 1 Committee Assignment: Audit Compensation & Leadership Development	SKILLS AND EXPERIENCE
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Sales, Marketing or Innovation	Technology and Cybersecurity
	Environmental, Social experience& Governance	Manufacturing Management
Ms. Rapp retired as Executive Vice President and Chief Financial Officer of National Instruments Corp., a producer of automated test equipment and virtual instrumentation software, in May 2023. Ms. Rapp also previously served as National Instruments' Treasurer. Prior thereto, she served as the Senior Vice President of Corporate Development at NXP Semiconductors N.V., a global semiconductor company and a long-standing supplier in the industry, where she led the integration efforts for the NXP/Freescale Semiconductor, Ltd. merger, from 2015 to 2017. Prior to the merger, Ms. Rapp held several leadership positions at Freescale with increasing responsibility, including Vice President and Chief Information Officer, Director of Operations and Finance, Global Sales and Marketing, Director of Finance, Supply Chain, and Director of Finance, Continuous Development. Ms. Rapp is also a director of Microchip Technology Incorporated, a leading provider of smart, connected and secure embedded control solutions, as well as a member of its Audit Committee. Ms. Rapp holds an M.B.A from The University of Texas at Austin and a B.S. in Finance from Northern Illinois University.
PAUL A. ROOKE
INDEPENDENT Chairman & CEO, Lexmark International, Inc. (retired)
Age: 65 Tenure: 6 years Other Public Boards: 0 Committee Assignment: Governance & Sustainability (Chair)	SKILLS AND EXPERIENCE
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Technology and Cybersecurity experience	Sales, Marketing or Innovation
Environmental, Social & Governance
Mr. Rooke retired as Chairman and Chief Executive Officer, as well as a director, of Lexmark International, Inc., a provider of document imaging and enterprise software solutions, in 2016. Mr. Rooke also previously served as President of Lexmark. Prior to becoming President and CEO of Lexmark in 2010, he held several leadership positions with increasing responsibility, including Executive Vice President and President, Imaging Solutions, Executive Vice President and President, Printing Solutions and Services, and Vice President and President, Business Printer. Mr. Rooke holds an M.B.A. from the University of Kentucky and a B.S. in Mechanical Engineering from the University of Michigan.

MICHAEL V. SCHROCK
INDEPENDENT LEAD DIRECTOR Senior Advisor & Operating Consultant, Oak Hill Capital Partners
Age: 70 Tenure: 17 years (9 as Lead Director) Other Public Boards: 1 Committee Assignment: Compensation & Leadership Development	SKILLS AND EXPERIENCE
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
	Technology and Cybersecurity experience	Sales, Marketing or Innovation
Environmental, Social & Governance
Mr. Schrock, who has served as the Lead Director of Plexus’ board since 2013, has served as a Senior Advisor and Operating Consultant to Oak Hill Capital Partners, a private equity firm, since 2014. Prior thereto, he served as President and Chief Operating Officer at Pentair plc, a global water, fluid, thermal management, and equipment protection company. Mr. Schrock also serves as Chairman of the Board of Directors of Atkore International Group Inc., a manufacturer of electrical raceway products and mechanical products and solutions; he is also the chair of Atkore’s Executive Committee. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from Northwestern University, Kellogg School of Management. Mr. Schrock served as a director of MTS Systems Corporation, a global supplier of high performance test systems and position sensors, from 2014 to 2021.
JENNIFER WUAMETT
INDEPENDENT Executive VP, General Counsel, Corporate Secretary & Chief Sustainability Officer, NXP Semiconductors N.V.
Age: 58 Tenure: 1 Other Public Boards: 0 Committee Assignment: Governance & Sustainability Compensation & Leadership Development	SKILLS AND EXPERIENCE
	Global Business	Supply Chain Management
	Technology and Cybersecurity experience	Human Capital Development and Compensation
	Environmental, Social& Governance	Financial and Accounting
Manufacturing Management
Jennifer Wuamett is Executive Vice President, General Counsel, Corporate Secretary and Chief Sustainability Officer of NXP Semiconductors N.V., a global semiconductor company and a long-standing supplier in the industry, since 2015. In this role, she is responsible for worldwide legal, governance, compliance and intellectual property matters for NXP. Ms. Wuamett is also responsible for oversight of NXP’s ESG and risk programs. Ms. Wuamett has over two decades of experience in the electronics industry. Jennifer joined NXP in 2015 with the merger of Freescale Semiconductor, Ltd., to become NXP’s deputy general counsel and chief intellectual property officer. Before joining NXP, she was Freescale’s General Counsel and Chief Intellectual Property Officer. Prior to joining Freescale, Ms. Wuamett worked for Motorola’s legal department starting in 1997 and served in a variety of roles of increasing responsibility, with a focus on intellectual property and complex transactions. Before joining Motorola, Ms. Wuamett was an attorney in private practice with the law firm Quarles & Brady.

CORPORATE GOVERNANCE
Plexus Corp. Board of Directors
Plexus believes that it needs to attract and retain talented, focused and motivated leadership to develop and execute the Company’s long-term strategy and to deliver shareholder value. For Plexus, the concept of leadership is not limited to leadership within the Company; leadership also includes the individuals who serve on Plexus’ board of directors. The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Plexus’ board member selection criteria, which are listed below:
•	Impeccable honesty and integrity, and conduct in accordance with the Company’s values.
•	A high level of knowledge gained through formal education and/or specific practical experience.
•
Broad-based business acumen, including a general understanding of operations management, marketing, finance, human resources management, ESG, cybersecurity, corporate governance and other elements relevant to the success of a large publicly-traded company.

•	An understanding of the Company’s business on a technical level.
•	Global thinking and focus as well as a general understanding of the world economy.
•	Strategic thinking and an ability to envision future opportunities and risks.
•	A willingness to engage in thoughtful debate and challenging discussions in a respectful manner.
•	A network of important contacts that can bring knowledge and assistance to Plexus.
•	A commitment to spend requisite time on board responsibilities.
In addition to the general criteria for each board member, the diversity of the board should endeavor to include those board qualifications, attributes, skills and experience set forth in the “Board Qualifications, Attributes, Skills and Experience” above. In the selection of board members, the Governance & Sustainability Committee (“Governance Committee”) also considers the demographic diversity among members in identifying areas that could be augmented by new members.
Shareholder Protections & Corporate Governance Best Practices
We are committed to governance structures and practices that drive shareholder value and protect important shareholder rights, which are regularly reviewed and include the following:
INDEPENDENCE	BEST PRACTICES	ACCOUNTABILITY

✔   8 of 10 director nominees
are independent

✔   Strong independent Lead
Director with clearly
delineated duties

✔   All standing board
committees composed
entirely of independent
directors

✔   Regular executive sessions
of independent directors
without management
present

✔   Periodic rotation of
committee members

✔   Strategy & risk oversight by
the full board and its
committees

✔   Full board and committee
oversight of ESG issues

✔   Stock ownership guidelines
for executive officers and
non-employee directors

✔   Overboarding limits

✔   No poison pill

✔   No dual-class shares

✔   Director education and onboarding

✔   Annual election of all
directors

✔   Annual election of Chair
and Independent Lead
Director by independent
directors

✔   Majority voting with
director resignation policy
(plurality voting in
contested elections)

✔   Annual self-evaluation
process for directors

✔   Strong investor outreach
program

Board Composition & Structure
BOARD OF DIRECTORS MEETINGS
7	94.5%	100%
2023 board meetings	Directors then serving attended each 2023 board meeting	Directors then serving attended the 2023 Annual Meeting
Our independent directors have the opportunity to meet in executive session, without management present, as part of each regular board and committee meeting. Mr. Schrock, the board’s Lead Director, presides at board executive sessions. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting.
DIRECTOR INDEPENDENCE
As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”
When the board of directors makes its determinations regarding which directors are independent, it first considers and follows the Nasdaq Global Select Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and its directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to disclose any transaction, whether direct or indirect, such as through an immediate family member or an affiliated business entity, involving Plexus and the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.
Based on the applicable standards and the board’s review and consideration, the board of directors has determined that, of the director nominees, Dr. Eisenhart and Mses. Rapp and Wuamett, as well as Messrs. Jueckstock, Martinez, Quadracci, Rooke and Schrock, are each “independent” under applicable Nasdaq rules and guidelines. In reaching its determinations regarding the independence of Ms. Wuamett and Ms. Rapp, the board considered that Ms. Wuamett serves as an executive officer of NXP Semiconductors N.V., which is a supplier to Plexus, and that Ms. Rapp was an executive officer of National Instruments Corp. and is a director of Microchip Technology, Inc., both of which are also suppliers to Plexus. The board determined that these relationships did not affect the independence of Mses. Wuamett or Rapp. Mr. Foate, our Non-Executive Chair and former Chief Executive Officer, and Mr. Kelsey, our current Chief Executive Officer, are not considered to be “independent” under applicable Nasdaq rules.
BOARD LEADERSHIP STRUCTURE
Mr. Foate has served as Chair of the Board since 2013. Pursuant to a retirement and transition agreement (the “Transition Agreement”), which is described in “Directors’ Compensation” below, Mr. Foate began serving as Non-Executive Chair (which is not an executive officer position) in fiscal year 2018.

Mr. Foate serves as the Chair of the Board primarily due to his in-depth knowledge of the Company and EMS industry, keen understanding of the Company’s operations and strategies, and proven leadership of, as well as vision for, Plexus, all of which position him to provide strong and effective leadership of the board. Mr. Foate joined Plexus in 1984 and served as CEO from 2002 until his retirement in 2016. In addition to his experience and long service with Plexus, the board currently believes that Mr. Foate is in the best position as Chair to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.
While currently the roles of Chair and CEO are held by Mr. Foate and Mr. Kelsey, respectively, the board does not have a policy that requires the separation of these roles and believes the Company should adopt the board leadership structure that best serves its needs at any particular time. Pursuant to the Company’s Corporate Governance Guidelines, since Mr. Foate is not an independent director, the independent directors, meeting in executive session, elected a Lead Director from among the independent directors.
THE DUTIES OF THE BOARD’S LEAD DIRECTOR
The Company believes that the designation of an independent Lead Director, whose duties are described below, provides essentially the same benefits as having an independent chair in terms of oversight, access and an independent voice with significant input into corporate governance. Mr. Schrock currently serves as the board’s Lead Director.

• Preside at all meetings of the board at which the Chair is not present

• Serve as a liaison between the Chair and independent directors

• Together with the Chair, approve agendas for board meetings and approve meeting schedules to ensure sufficient time allocation per topic

• Provide input to the Chair as to the content, quality, quantity and timeliness of information from Company management to the board

• Authority to call meetings of the independent directors and develop the agendas for such meetings with input from other independent directors

• Serve as a liaison for consultation and direct communication with major shareholders

• Perform such other duties as the board or Chair may from time to time delegate

BOARD AND COMMITTEE RESPONSIBILITIES
AUDIT COMMITTEE
MEMBERS Rainer Jueckstock, Chair Peter Kelly Randy Martinez Karen Rapp Meetings in 2023: 12 Attendance: 100%* Report page: 73 *Reflects directors then serving	The Audit Committee’s duties and responsibilities include the following:
	•	chooses and makes retention decisions related to the Company’s independent auditors,
	•	reviews the Company’s general policies and procedures to reasonably assure the adequacy and effectiveness of internal controls over financial reporting,
	•	discusses the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures,
	•	reviews the annual audited financial statements and quarterly financial statements of the company,
	•	generally oversees the Company’s audit process as well as the accounting, finance and tax functions,
	•	reviews management's assessment of the adequacy and effectiveness of internal controls related to material numeric metrics included in the Company's sustainability reports and SEC filings,
•
reviews the effectiveness of the Company’s governance and management of information technology risks, including those relating to business continuity, cybersecurity, regulatory compliance and data management, and

	•	oversees the Company’s ethics and whistle-blowing reporting programs in conjunction with the Governance Committee.
All of the members of the Audit Committee are “independent” of Plexus under SEC and Nasdaq rules. The board has determined that Mr. Kelly and Ms. Rapp are “audit committee financial experts” based on a review of each individual’s educational background and business experience. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.
COMPENSATION & LEADERSHIP DEVELOPMENT COMMITTEE
MEMBERS Joann Eisenhart, Chair Joel Quadracci Karen Rapp Michael Schrock Jennifer Wuamett Meetings in 2023: 6 Attendance: 100%* Report page: 52 *Reflects directors then serving	The Compensation & Leadership Development Committee’s duties and responsibilities include the following:
•
reviews Plexus’ leadership structure, talent management, diversity and inclusion efforts, leadership development strategies and programs, and the Company’s succession planning efforts, including executive succession plans,

	•	establishes the general compensation philosophies and plans for Plexus,
	•	reviews and determines the compensation of the CEO, and approves the compensation of the other executive officers as well as equity grants and awards under Plexus’ incentive compensation plans,
	•	oversees how compensation programs may incentivize risk-taking and whether such risk-taking is aligned with the Company’s business objectives and risk tolerance,
	•	considers and makes recommendations to the board with respect to other compensatory plans and arrangements, and
	•	reviews Plexus’ human capital management strategy, including organizational structure and leadership development.

All of the members of the Compensation & Leadership Development Committee (“Compensation Committee”) are “independent” under SEC and Nasdaq rules. The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers. The Compensation Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultant, and considers the independence of any such consultant prior to retention.
GOVERNANCE & SUSTAINABILITY COMMITTEE
MEMBERS Paul Rooke, Chair Peter Kelly Randy Martinez Joel Quadracci Jennifer Wuamett Meetings in 2023: 5 Attendance: 100%* *Reflects directors then serving	The Governance & Sustainability Committee’s duties and responsibilities include the following:
	•	maintains oversight over the operations, structure and effectiveness of the board and its committees,
	•	develops and maintains criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company,
	•	reviews the structure of the Board to assure proper skills, experience, and diversity of backgrounds are represented,
	•	reviews the effectiveness of management’s enterprise risk management program that identifies, prioritizes, monitors and manages key risks facing the Company,
	•	reviews ethics and compliance risk assessments conducted by management and assesses the efficacy of the ethics and compliance program in place to monitor and control such exposures,
	•	makes recommendations to the board regarding directors’ compensation, and
•
evaluates as well as oversees corporate governance and related issues, and oversees the Company's ESG program, including policies and initiatives, sustainability reporting and trends that could impact the Company

All of the members of the Governance Committee are “independent” under SEC and Nasdaq rules.

Board Governance Processes
DIRECTOR RECRUITMENT & THE NOMINATION PROCESS
The Governance Committee engages in a continuous process of identifying and assessing potential director candidates in light of the board’s collective set of skills and the future needs of the Company. In addition to the board member selection criteria listed above, the Governance Committee considers the diversity of backgrounds, skills and experiences among board members in identifying areas that could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The Governance Committee may utilize a director search firm to identify candidates, but, if so, it evaluates those individuals on its own; the Governance Committee would also consider candidates suggested by outside directors, management and/or shareholders. If a qualified individual expresses a serious interest and there is a position available, the Governance Committee would review that person’s background and experience to determine whether that individual may be an appropriate addition to the board, and, if appropriate, would meet with the individual. A decision would then be made whether to nominate that person to the board. The Governance Committee’s policy is not to evaluate proposed nominees differently depending upon who has proposed the potential nominee. In addition, the Governance Committee is committed to prioritizing the inclusion of racially and ethnically diverse candidates in the pool from which director nominees are selected.
If a shareholder wishes to propose someone as a director for the Governance Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Governance Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Governance Committee. In 2023, Plexus did not receive any recommendations for director nominees put forward by any shareholders.
BOARD AND COMMITTEE SELF-EVALUATION PROCESS
The Plexus board of directors conducts an annual self-evaluation, which focuses on the performance of each individual director, the board’s committees and the board as a whole, as well as the composition of each of the board’s committees. The annual self-evaluation process provides an opportunity for anonymous peer review and specific feedback, which is intended to strengthen board leadership. The Chair of the Board is responsible for providing feedback to individual directors, while the Lead Director may also provide feedback and serve as a liaison between independent directors and the Chair. We believe this process encourages actionable feedback, which provides context for decisions about board composition, committee member rotation and succession planning processes.
BOARD REFRESHMENT & SUCCESSION
The Governance Committee supervises a comprehensive, ongoing board refreshment and succession planning process to best position the board for continued success in alignment with the Company’s strategic objectives. This includes regularly assessing director skills and qualifications, reviewing director tenure, evaluating board diversity and board size, and performing annual board, committee and individual director assessments, as detailed above. In addition, the Governance Committee, with input from the Chair of the Board, reviews committee membership at least biennially and recommends committee assignments and committee rotation for approval by the entire board to ensure director skillsets are applied appropriately and to avoid director entrenchment.

The Governance Committee believes board refreshment is crucial to aligning board expertise with the Company’s evolving corporate strategy, but recognizes new directors need time to become familiar with the Company’s business and to develop relationships with other board members and management over time. As a result, the Governance Committee believes a continuum of tenure is required to enable the success of the board, with new members offering fresh perspectives while longer-serving directors offer necessary continuity and a deep understanding of the Company’s business. As applied in practice, 37.5% of our independent director nominees have been on the board fewer than 5 years.
In furtherance of this philosophy, the Company deploys a new director onboarding process and encourages continuing education to help augment and expedite the effectiveness of its newest board members. The Company also maintains a mandatory retirement policy, which states any individual age 72 or above is not eligible for election or re-election to the board of directors, unless such candidate is also a full-time employee of Plexus at the time or the board of directors, by majority vote, waives the restriction for a particular individual prior to such person’s election or re-election.
The board’s succession oversight extends to management, as well. The board has developed and maintains an appropriate succession plan with respect to the position of CEO and other key executive positions. In addition, the Compensation Committee reviews and recommends to the board development plans for the CEO and other members of senior management.
COMMUNICATIONS WITH THE BOARD
Any communications to the board of directors should be sent to Plexus’ Global Headquarters in care of Plexus’ Secretary, Angelo M. Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Secretary or any other corporate officer also is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed.
CORPORATE GOVERNANCE WEBSITE
Information related to our corporate governance practices, in addition to any new or proposed changes to procedures, are posted on our Corporate Governance page of our website at www.plexus.com under the link titled “Investors,” then “Corporate Governance” including:
•	Plexus Leadership Team	•	Director Stock Ownership Guidelines
•	Board of Directors	•	Executive Officer Stock Ownership Guidelines
•	Committee Composition	•	Clawback Policy
•	Committee Charters	•	Plexus Code of Conduct & Business Ethics
•	Corporate Governance Guidelines

DIRECTOR COMPENSATION FOR FISCAL 2023
	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Other Benefits[3]	Total
Joann M. Eisenhart	$100,000	$167,751	—	$267,751
Dean A. Foate	$250,000	$167,751	$28,537	$446,288
Rainer Jueckstock	$100,000	$167,751	—	$267,751
Peter Kelly[4]	$90,000	$167,751	—	$257,751
Randy J. Martinez	$90,000	$167,751	—	$257,751
Joel Quadracci	$90,000	$167,751	—	$257,751
Karen M. Rapp	$90,000	$167,751	—	$257,751
Paul A. Rooke	$100,000	$167,751	—	$267,751
Michael V. Schrock	$120,000	$167,751	—	$287,751
Jennifer Wuamett	$67,500	—	—	$67,500
[1]
Includes annual retainer, committee and chair fees and, in the case of Mr. Schrock, his fee for serving as Lead Director of the board. For Mr. Foate, this amount reflects his retainer for serving as Non-Executive Chair. Ms. Wuamett’s appointment to the board was approved by shareholders on February 15, 2023, and her amount reflects the fees earned through the remainder of the fiscal year.

[2]
The amounts shown represent the grant date fair value of RSUs granted in fiscal 2023 computed in accordance with Accounting Standards Codification Topic 718. Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

On January 30, 2023, each then-serving non-employee director was granted RSUs for 1,821 shares, with a grant date fair value of $175,000. These RSUs remained unvested as of September 30, 2023. The number of RSUs granted was determined by dividing $175,000 by the average closing price of our shares on the Nasdaq Global Select Market during the 90 calendar day period ended December 1, 2022, which was $96.12. The grant date fair value is below $175,000 because the closing price of our shares on the grant date was $92.12.
[3]
Includes the following amounts paid to Mr. Foate: $27,954 for the Company car benefit and $583 for the phone benefit, each as offered to Mr. Foate as a part of the Transition Agreement discussed above. The other non-employee directors do not generally receive any additional benefits, although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings, as well as one external educational seminar per year.

[4]	Mr. Kelly will be retiring from the Board as of the annual meeting date.

Director Fees and Arrangements
The Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards under Company plans. In determining the compensation paid to the non-employee directors, the Governance Committee considers similar types of factors, including comparisons with the peer companies discussed below and Company performance that are considered by the Compensation Committee when determining executive compensation. The Governance Committee aims to set the compensation level of our directors and the Non-Executive Chair near the median of peer and market comparisons. Non-employee director compensation is reviewed at least biennially.
As part of the most recent review of the non-employee director compensation program in fiscal 2023, the Governance Committee recommended, and the board approved, an increase in director base compensation upon review of peer and market data and in consultation with Exequity. As a result, beginning January 1, 2024, each non-employee director will be compensated per the tables below.
	2023	2024
Board Retainer[1]	$90,000	$100,000
Non-Executive Chair Retainer	$250,000	$260,000
Lead Director Retainer	$120,000	$130,000
RSU Grant	$175,000	$190,000
1Mr. Foate and Mr. Schrock do not receive the Board Retainer.
	AUDIT COMMITTEE		COMPENSATION COMMITTEE		GOVERNANCE COMMITTEE
	2023	2024	2023	2024	2023	2024
Committee Chair Retainer	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
In certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. Directors do not receive board or committee meeting attendance fees.
For Mr. Foate’s service as Non-Executive Chair, he currently receives an annual retainer as reflected above, which was determined based upon a review of market and peer group practices, and he is eligible to receive an annual equity grant at least equal to the grants made to the Company’s other non-employee directors. In accordance with the Transition Agreement, Mr. Foate was eligible to participate in the Company’s executive car and phone programs, and he and his dependents are also eligible to participate in the Company’s health plan until he reaches age 65, subject to his payment of the required premiums. These health plan benefits expired on October 2, 2023. Mr. Foate is otherwise compensated in accordance with Plexus’ policies for non-employee directors.
Stock Ownership Guidelines & Stock Compensation for Directors
Plexus believes that it is important for directors to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Therefore, directors must comply with stock ownership guidelines as determined by the board. The ownership guidelines currently require each director to own and maintain shares of common stock with a value equal to at least five times the director’s annual base cash retainer. The required ownership must be achieved within five years from the director’s initial election or appointment. Restricted stock (including RSUs) that has yet to vest does not count toward a director’s ownership for purposes of these guidelines. Eight of our ten non-employee directors are currently in compliance with the ownership requirements of the guidelines. Mr. Martinez has until 2026 and Ms. Wuamett has until 2027 to meet these requirements, and each may not sell shares of Plexus common stock until ownership requirements are met.
Stock ownership guidelines for executives are discussed in “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”
For information regarding the Company’s anti-hedging and anti-pledging policy, which is applicable to directors as well as executive officers and other employees, see “Compensation Discussion and Analysis—Elements and Analysis of Director Compensation—Anti-Hedging and Anti-Pledging Policy.”
Directors participate in the 2016 Omnibus Incentive Plan (the “Incentive Plan”), which permits the grant of stock options, stock appreciation rights (“SARs”), restricted stock, which may be designated as restricted stock shares or RSUs, performance stock awards (which may be settled in cash or stock and designated as performance stock shares or performance stock units (“PSUs”)), other stock awards and cash incentive awards. The Incentive Plan provides for an annual cap on the amount of awards to individual non-employee directors. The use of equity awards is designed to align directors’ interests with the long-term ownership interests of our shareholders. In the second quarter of fiscal 2023, each non-employee director serving on the grant date received a grant of RSUs worth approximately $175,000. The number of RSUs granted was determined based on the average closing price of the Company’s stock during the 90 calendar day period ended December 1, 2022. The restrictions on the RSUs generally lapse on the first anniversary of the grant date. If the 2024 Plan as presented at the annual meeting is approved by shareholders, then subsequent grants of equity awards to our directors will be made under that plan.
Director Participation in Deferred Compensation Plan
Directors are eligible to defer their cash fees, as well as stock awards (excluding options), through the Non-Employee Directors Deferred Compensation Plan. Amounts in deferred cash accounts are credited with interest, compounded monthly, at the prime rate of interest, which is determined quarterly. Directors were previously eligible to defer their cash fees through Plexus’ supplemental executive retirement plan, which is described in “Compensation Discussion and Analysis” below.

BOARD’S ROLE IN RISK OVERSIGHT
Aptly managing enterprise risks and opportunities is a critical part of our governance infrastructure. Our enterprise risk management (“ERM”) approach and control framework includes board leadership oversight paired with integrated participation across the organization to ensure identification, assessment and appropriate response to risks and opportunities that may affect our ability to achieve our strategic objectives. This includes engagement by our board, oversight by our executive Compliance, Ethics & Risk Committee and process execution by our Risk Oversight Council, a cross-functional global council led by our Enterprise Risk Manager.

This framework establishes an effective risk oversight program that successfully integrates risk management practices throughout the organization, enables open communication between management and directors and ensures all directors are actively involved in the risk oversight function. In addition, our board structure provides express committee oversight over critical areas of enterprise risk, including ESG-related risks, cybersecurity and human capital. We also employ independent internal and external audit procedures to help validate key controls related to identified risks, the results of which are reported to the board regularly. We also provide updates to the board between board meetings with regard to issues that could materially impact the business, including through our business continuity and crisis communications protocols.

Cybersecurity Risk
Oversight of our cybersecurity and data governance and privacy programs are aligned to our ERM program and the responsibilities of our executive management and board, as set forth in the visual below. Our board conducts a self-evaluation annually on a number of key qualifications, attributes, skills and experiences, as that process is set forth above in “Board and Committee Self-Evaluation Process.” Through this self-evaluation process, all 10 of our director nominees identified as having experience managing cybersecurity practices in a multi-national organization. Executive management briefs the Audit Committee quarterly on cybersecurity matters, including key specific risks, mitigation plans, risk management and governance. Our board reviews our IT strategy at least annually for alignment with the business, to review IT assets and infrastructure, and to understand key risks and trends and management’s plan to address them.

CYBERSECURITY RISK OVERSIGHT FRAMEWORK

Board of Directors

Audit Committee

Reviews the effectiveness of the Company's governance and management of information technology risks, including those relating to business continuity, cybersecurity, malware, regulatory compliance and data management. This also includes reviewing the appropriateness of resources (people and financial) devoted to the Company's information technology requirements.

Governance Committee

Reviews the structure of the Board and ensures proper experience is in place related to cybersecurity knowledge and expertise.

Management

IT Executive Steering Committee

Our IT Steering Committee, made up of select executives including our CEO, CAO/General Counsel and CIO, meets regularly to oversee the effectiveness of our cybersecurity and data governance programs and controls.

Cybersecurity Incident Response Team

Made up of internal and external resources to investigate, mitigate and/or remediate a security incident.

INFORMATION SECURITY SYSTEMS, PEOPLE & PROCESS

Testing, Detection & Analysis

ALL

Preparation & Prevention

We have established a comprehensive collection of policies and standard operating procedures to define our cybersecurity strategy, which is based on a “defense in depth” methodology; multiple layers of administrative, technical and physical safeguards are used to protect information systems and data. The strategy also includes “security by design” for all technical and business solutions, where security and control requirements are identified and met prior to a solution being released into production and throughout all lifecycle phases. We also maintain a formal incident response plan (based on the NIST framework) to be activated in the event of a cyber incident. Continuously enhancing our environment to meet the increasing needs of cybersecurity and privacy regulations remains a top priority for the organization.

ESG | Sustainable & Responsible Business Practices
Our focus on sustainable and responsible business practices is vital to realizing our vision to help create the products that build a better world. Our enduring strategy delivers value through our unique market focus, superior execution, a passionate and engaged workforce and a disciplined corporate model. As a new climate economy emerges and market dynamics shift, we are uniquely positioned to deliver more sustainable and responsible products and product lifecycle solutions for our customers, while attracting and retaining team members who align to this value proposition. Through our integrated strategic approach, the positive impact we can achieve through our efforts is transformative—for people, customers, our business and the planet.
Our integrative approach requires leadership engagement and oversight at the highest levels in order to assess risks and opportunities and to advance more sustainable and responsible business practices deep into our organization. This organizational framework, represented in the table below, enables us to effectively assess and address emerging social and environmental risks and opportunities, establish focus areas and goals, and align the organization to effectively execute on key priorities.
BOARD OF DIRECTORS	Our board and each of our independent board committees play a key role in overseeing risks and opportunities and in guiding our efforts to advance sustainable and responsible business practices.
	•	Our board engages annually on our program and enterprise risks and is updated on matters more frequently as determined by the board or management.
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Our Governance Committee reviews our strategy to advance sustainable and responsible business practices and to ensure alignment with business objectives, including policies and initiatives, sustainability reporting and trends that could impact operations, performance, reputation and sustainable growth. This includes, among other things, review and oversight of the Company’s management of climate-related risks and opportunities, such as those caused by the impacts of climate change, geopolitical dynamics, social unrest and related market disruption.

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Our Compensation Committee oversees our human capital strategy, including diversity and inclusion efforts, talent development and global compensation policies and philosophies—all core components of our social responsibility program. This committee also works with management to identify non-financial goals, such as those related to our environmental efforts or social impact, that are important in positioning Plexus for sustainable, long-term success. These goals often comprise objectives under our short-term variable incentive compensation plan, which is reviewed at least bi-annually as part of the compensation approval process.

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Our Audit Committee oversees the effectiveness of our internal controls over financial reporting and public disclosures, including sustainability reporting, our whistle-blower and Ethics Hotline reporting, and management and governance of information technology and cybersecurity risks.

EXECUTIVE OVERSIGHT
Our executive Sustainable and Responsible Business Practices Steering Committee—which includes our CEO and is chaired by our Chief Administrative Officer (CAO)—sets the vision and mission of our environmental sustainability, social impact and corporate governance efforts, oversees integration into our business strategy, sets short- and long-term goals and drives organizational engagement and accountability. All Plexus Leadership is responsible for integrating initiatives and practices related to sustainability and corporate responsibility into their strategic planning process, driving education of and participation in our efforts, committing resources to meet annual and continuing goals and maintaining health and progress in enduring sustainability and responsibility categories.

DEDICATED TEAM
Our Sr. Director of Sustainability, along with their direct reports and dedicated resources throughout the organization, works closely with the Executive Steering Committee and the broader leadership team to converge on an enterprise strategy that we believe will create long-term value for our business, meet key stakeholder expectations and ensure accountabilities are effectively embedded throughout our organization. This includes the development of near-term priorities and long-term initiatives, overseeing their implementation and progress and communicating to key stakeholder groups, including the board.

Our priorities related to sustainable and responsible business practices are also informed through proactive and regular engagement with key stakeholders to understand their perspectives and requirements, including investors. To fully capture the unique perspectives of various stakeholders, we undertook a third-party materiality assessment in fiscal 2022 that identified 27 ESG topics relevant to Plexus. The assessment included interviews of key stakeholders—such as board members, investors, executive leadership, customers, talent acquisition leaders and other Plexus team members. Plexus’ executive leaders, including our CEO, CSO, COO and Chief Financial Officer (CFO) engage with shareholders through quarterly scheduled in-person and virtual meetings, investor conferences and other engagements. The company’s VP of Communications and Investor Relations manages this process and supports any inbound investor inquiries.

Building a better world by the way we innovate and operate.
How we conduct business sustainably and responsibly is integrated into our broader corporate strategy and our core business practices. We are in a unique position to leverage the talent of our team members and our role in our industry to drive positive change—for Plexus as well as other interconnected stakeholders across the globe. In addition to our executive incentive initiatives, discussed in “Compensation Discussion & Analysis,” our fiscal 2023 advancement efforts to build a better world included:
Fiscal 2023 Highlights
ENVIRONMENTAL SUSTAINABILITY
•	Expanded focus on sustainable product solutions through the creation of a dedicated technical team to help our customers deliver more sustainable products to the market.
•	Partnered with customers on environmental initiatives, including through industry groups such as the Semiconductor Climate Consortium, which Plexus joined as a founding member.
•	8.5% global energy intensity reduction goal achieved in fiscal 2023, surpassing 5% target; new target set.
•	Completed waste stream inventory baselining and establishment of controls to drive efficiency and assured data accuracy of our waste reduction efforts.
•	Water & gas sub-metering installation in progress, which will enable us to baseline and track usage and set appropriate reduction goals.
•	Received the Sustainability PRISM Award – Supply Chain Innovation from our customer, ASM.
SOCIAL RESPONSIBILITY
•	Two new ERGs and fifteen new ERG chapters created in fiscal 2023.
•	Greater than 98% of global HR partners and hiring leaders were trained on Diversity and Inclusion within Hiring.
•	100% of all interview panels for management job levels had diverse team member representation.
•	Volunteer Time Off (“VTO”) exceeded 19,000 hours utilized, representing a 300% YoY increase.
•	We launched a new charitable giving program in which sites receive a fixed and variable (based on VTO hours) amount of funds to donate to non-profits in their communities
•	Plexus Charitable Foundation gave over $1 million to non-profit organizations and local charities.
In fiscal 2023, Plexus published its inaugural Sustainability Report, reflecting its commitment to driving transparency and helping to coordinate sustainable and responsible practices across stakeholder groups. More detailed information about Plexus’ sustainability efforts and progress can be found in that report located at https://www.plexus.com/en-us/corporate-social-responsibility. The information in the Sustainability Report and on Plexus’ website is not a part of this proxy statement and is not incorporated by reference.

COMPENSATION DISCUSSION & ANALYSIS
Our continued success depends on our ability to attract, motivate, and retain critical talent dedicated to our long-term strategy. The Compensation Committee (in this section, the “Committee”) of the board of directors sets the general compensation philosophy for Plexus and ensures appropriate controls are in place to govern its application. The Committee makes decisions with respect to the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other executive officers, and grants equity and other awards.

This section discusses the Committee’s executive compensation philosophy and key decisions designed to align pay to performance that drives shareholder value, in each case as they relate to the Company’s named executive officers. Plexus provides further detail
NAMED EXECUTIVE OFFICERS FOR FISCAL 2023

Todd P. Kelsey
Chief Executive Officer
Patrick J. Jermain
Executive VP & Chief Financial Officer
Steven J. Frisch
President & Chief Strategy Officer
Oliver Mihm
Executive VP & Chief Operating Officer
Angelo M. Ninivaggi
Executive VP, Chief Administrative
Officer, General Counsel & Secretary

regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement.
Executive Summary
FISCAL 2023 COMPENSATION ACTIONS
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The Committee performed a review of the peer group that we use to benchmark compensation in fiscal 2023 but did not make any changes for fiscal 2024 compensation planning purposes, as discussed below in “Elements & Analysis of Direct Compensation - Use of Peer Companies.”

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The Committee reviewed the Company’s ESG initiatives during 2023 and has established ESG goals for executive officers in fiscal 2024 that will comprise a portion of their personal objectives under the Variable Incentive Compensation Plan (the “VICP”), as further detailed in the “Annual Incentive Compensation (At Risk)” section of this proxy statement.

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Under the Committee’s equity allocation formula for fiscal 2023, annual equity awards to executive officers were granted as 50% PSUs and 50% RSUs. The equity grant allocation formula is intended to further strengthen the alignment of shareholders’ and executives’ interests, retain executive talent, and motivate our executives to succeed long-term. Consistent with prior years, PSUs granted in 2023 are weighted 50% on total shareholder return (“TSR”) and 50% on average economic return, which we define as the difference between return on invested capital (“ROIC”) and weighted average cost of capital (“WACC”).

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The TSR of Plexus stock during the three year performance period that ended January 2023 was at the 67.4 percentile of companies in the Russell 3000 Index. Consequently, the portion of the PSUs granted in 2020 that vested based on TSR performance paid out at 169.6% of target.

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Average economic return for the three year performance period that ended at the conclusion of fiscal 2023 was 3.8%. As a result, the portion of the PSUs granted in 2021 that vested based on economic return performance paid out at 153.2% of target.

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Based on fiscal 2023 performance, total payments to named executive officers under all components of the VICP represented 146-153% of the target payout, with corporate financial performance representing 140% as compared to the target payout of 80% for such performance.

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In early fiscal 2024, the Committee approved the adoption of a new equity incentive plan which, if approved by our shareholders, will replace our existing equity plan effective as of the date of the annual meeting. Additional information about the new equity plan can be found below in “Proposal 4 - Approval of The Plexus Corp. 2024 Omnibus Incentive Plan.”

Executive Compensation Governance Best Practices
WHAT WE DO		WHAT WE DON’T DO
✔	Base a majority of total compensation on compensation that is at risk through our annual and long-term performance-based and retention incentives	✘	Have excise tax gross-up provisions in any change in control agreements or compensation programs
✔	Set annual and long-term incentive targets based on clearly disclosed, objective performance measures	✘	Enter into employment contracts with executives other than our CEO
✔	Conduct annual assessments of risk associated with our executive compensation programs, policies and procedures	✘	Permit hedging transactions, pledging and short sales by our executive officers
✔	Mitigate undue risk associated with our compensation programs through a Clawback Policy
✔	Enter into “double trigger” change in control agreements with executive officers
OTHER COMPENSATION AND GOVERNANCE PRACTICES & POLICIES
Practices Relating to Compensation Consultants
•	The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits.
•	The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to any compensation consultant employed by the Committee.
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During fiscal 2023, the Committee retained Exequity LLP (“Exequity”) as its compensation consultant. After considering the factors set forth in SEC and Nasdaq rules, in accordance with its charter, the Committee concluded that its relationships with Exequity has not given rise to any conflict of interest.

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Exequity’s services to the Committee relating to fiscal 2023 included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition. All executive compensation services provided by Exequity were conducted under the direction or authority of the Committee, and all work performed by Exequity was pre-approved by the Committee.

Management Involvement
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Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee.

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Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with Exequity to review competitive practices and overall compensation expense; the CEO and management are not present for these discussions. The sessions generally focus on the CEO’s performance achievement and the elements of CEO compensation. The Committee discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to competitors and companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants, as well as accumulated value, in an effort to assess possible retention risks.

Executive Compensation Philosophy, Goals & Process
The Committee’s philosophy is to competitively compensate all employees, including executives, for their contributions to Plexus, to appropriately motivate employees to provide value to Plexus’ shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. Competitive compensation must balance both short-term and long-term considerations and take into account external forces, best practices, and the performance of Plexus and the employee. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders, while not exposing the Company to excessive risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end markets, Plexus’ performance compared to its competitors, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions as well as the outcome of the advisory vote on executive compensation at the prior annual shareholders meeting. At our last annual meeting, 85% of the shareholder votes cast on the proposal were cast in favor of the resolution, demonstrating that shareholders generally approve of our executive compensation program.
PERFORMANCE MEASURES INTENDED TO MAXIMIZE SHAREHOLDER VALUE
The Company continues to emphasize annual and long-term incentive opportunities as a portion of total compensation since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to align the interests of executive officers with those of our shareholders.
The Committee and the Company believe that shareholder value is maximized through revenue growth and generating a ROIC that exceeds the Company’s WACC. We refer to the amount of excess return when comparing these measures as economic return. The importance of achieving revenue growth and economic return goals has been emphasized by making a substantial component of each executive officer’s compensation dependent on the Company’s achievement of these goals, with executives maximizing their annual incentive compensation opportunity if the Company achieves its organic revenue growth and economic return goals.

Within our long term incentive plan we use economic return as a performance measure for PSUs. Relative TSR is also used as a performance measure for PSUs. The Committee believes it is important to balance absolute and relative measures in an effort to account for both internal and external influences on Company performance. The performance measures used by the Company’s annual and long-term incentive plans are described further in the “Elements and Analysis of Direct Compensation.”
MEASURE	PLAN	PAYMENT	PURPOSE
Revenue Growth	Annual – VICP	Cash	Revenue growth is the result of a sound strategy effectively executed and increases shareholder value when combined with economic return.
ROIC	Annual – VICP	Cash	We deliver economic return by driving improvements in ROIC through a combination of operating margin performance and prudent capital investment.
Economic Return	Long-term PSU	Equity	Delivering economic return over the long-term generates shareholder wealth and mitigates short-termism.
Relative TSR	Long-term PSU	Equity
Relative TSR is an appropriate performance metric primarily because it is objectively determinable, provides rewards that are aligned to relative performance through varying economic cycles and reflects the delivery of value to shareholders.

Finally, the Committee recognizes that certain non-financial goals are important to position the Company for sustainable long-term success. The Committee works with management to identify these goals, which often comprise personal objectives under the VICP. These goals could include execution metrics, important system and process improvements, talent development priorities, and ESG initiatives, amongst others.

Below are illustrations of the performance of our compensation program measures and their relationship to creating shareholder value. To drive value, both growth and economic return are critical.

Plexus uses the following compensation reward components, which work together to create competitive compensation arrangements for our executive officers. Greater detail is described in “Elements & Analysis of Direct Compensation.”
PAY ELEMENT	DESCRIPTION	PAYOUT MEDIUM, TIMING AND AMOUNT
Base Salary (Fixed)	Market competitive base salary reflecting knowledge, skills, experience, responsibility, potential, and performance	Paid in Cash Paid Currently Fixed Amount
Annual Incentive (Variable)	Cash incentive based on the achievement of annual Company financial metrics (40% revenue growth, 40% ROIC) and personal objectives (20%)	Paid in Cash Paid Annually 0%-200% of Target
Long-Term Incentive (Variable)	25% PSUs based on TSR	Paid in Equity Paid After Three Year Performance Vesting Period 0%-200% of Target (for grants prior to fiscal 2021) or 0%-150% of Target (for grants in fiscal 2021 and ongoing)
	25% PSUs based on economic return	Paid in Equity Paid After Three Year Performance Vesting Period 0%-200% of Target
	50% Restricted Stock Units	Paid in Equity Paid After Three Year Vesting Period
Plexus also offers other reward components to competitively compensate our employees:
•	Health and Welfare Benefits: to promote the health and well-being of our employees and families, such as health and life insurance.
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Retirement Plans: to help our employees plan for their retirement. In addition to a 401(k) Plan, the Company also provides a supplemental executive retirement plan under which certain executives may elect to defer compensation; the Company also makes additional contributions on their behalf.

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Agreements: Only our current Chief Executive Officer has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus. The change in control agreements utilize a double trigger and do not include excise tax gross-up provisions.

Elements & Analysis of Direct Compensation
OVERVIEW OF DIRECT COMPENSATION
Total direct compensation for executive officers at Plexus consists of three primary components—salary, annual cash incentive payments under the VICP and long-term equity-based awards. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways. The Committee reviews the total compensation package of each executive officer to determine whether it is reasonable.

Setting Compensation Levels
The Committee uses a combination of peer company data and published general industry surveys to provide insight into the competitiveness of each component of compensation offered to Plexus’ executive officers. This data is compiled and analyzed by Plexus human resources' leaders, who then meet with the Committee’s compensation consultant to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy. The compensation consultant, Plexus human resources' personnel, and our CEO discuss the analysis, rationale and methodology, and make recommendations to the Committee. Our CEO is excluded from CEO compensation discussions.
When assessing the competitiveness of compensation and making compensation determinations, the Committee’s process includes a review and analysis of various factors, including:
•	Company financial results;
•	An internal calibration of base compensation as well as short-term and long-term award levels;
•	Individual stock ownership and grant practices for the CEO and other officers;
•	The proportion of pay between the CEO compared to those at other levels in the organization;
•	Pay-for-performance and retention incentives;
•	Deferred compensation arrangements and accumulated value; and
•	Reasonableness of compensation as a whole.
In performing these analyses, the Committee uses tally sheets, which incorporate these factors to provide a comprehensive view of Plexus’ total compensation for each executive and payout exposure under various performance scenarios.
When determining the competitive target compensation for each executive, the Committee uses comparable pay information as a point for reference. Through this form of benchmarking, the Committee does not aim for any particular numerical or percentage tests as compared to peer company data or surveys; however, it generally views the 50th percentile of market data as a reasonable comparison and uses its judgment following the review of multiple data points to arrive at individual pay determinations. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to properly position the total target direct compensation of the Company’s executive officers and to balance different types of compensation (including equity) in order to promote retention and strong Company performance. The Committee believes this approach results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.
Use of Peer Companies
For compensation planning purposes, the Committee has constructed a peer group in order to compare the compensation of Plexus’ executive officers with that paid by other companies. Companies were chosen for the peer group using filtering criteria such as:
•	Company size and performance (revenue, assets, market capitalization, performance criteria);
•	Companies identified as competitors and/or in the same industry;
•	Geographic footprint;
•	Company image;
•	Organizational complexity; and
•	Financial structure.

The Committee has established a group of peer companies for comparison purposes using the selection criteria discussed above. The Committee conducts reviews of the peer group and selection criteria on a periodic basis to ensure that both are appropriate. During fiscal 2022, the Committee, with the assistance of Exequity, made adjustments to the peer group for fiscal 2023 compensation planning purposes. Using the selection criteria above, Triumph Group, Inc. and TTM Technologies, Inc. were removed. Triumph Group, Inc. was removed due to a series of divestitures while TTM Technologies, Inc. was removed due to overall business fit. Parsons Corporation was added primarily due to comparable size as well as its alignment with financial selection criteria. Another review of the peer group was completed in fiscal 2023 for fiscal 2024 compensation planning but no changes were made. The peer group for fiscal 2023 and fiscal 2024 compensation planning consisted of the companies set forth in the table below.
PEER GROUP FOR SETTING 2023 AND 2024 PAY
Amkor Technology, Inc.	Flex Ltd.	Sanmina Corporation
Benchmark Electronics, Inc.	Jabil Inc.	Teledyne Technologies Inc.
Bruker Corporation	Keysight Technologies, Inc.	Trimble Inc.
Celestica Inc.	Moog Inc.	Vishay Intertechnology, Inc.
CommScope Holding Company, Inc.	Parsons Corporation	Waters Corporation
Curtiss-Wright Corporation	Regal Rexnord Corporation
Fabrinet	Revvity, Inc. (formerly known as PerkinElmer, Inc.)
DISTRIBUTION OF PAY COMPONENTS
The Committee believes that a majority of executive compensation should be at risk and that the CEO’s percentage at risk should be the highest. VICP targets for the named executive officers other than Mr. Kelsey ranged from 70% to 90% of base salary in fiscal 2023, with the opportunity to earn cash incentives beyond those levels if Plexus exceeded its targeted financial goals. In the case of Mr. Kelsey, the VICP target as a percentage of base salary was 135% in fiscal 2023, reflecting his overall greater responsibility for the Company. In fiscal 2023, long-term incentives for executive officers were granted in the form of: (i) RSUs that vest based on continued service, which promotes a long-term ownership mentality; and (ii) PSUs, which represent compensation that is at risk since these awards will be forfeited if performance is below a threshold level.
Except in the case of promotions or other special circumstances, compensation adjustments and equity awards for executive officers are targeted for implementation in the second quarter of each fiscal year to align with the Company’s internal performance management cycle and changes to the compensation of its other non-executive employees. The Committee considers both individual and Company performance in making these determinations and believes that this timing forges a strong link between performance and pay.

The resulting total targeted direct compensation mix used for fiscal 2023 for Mr. Kelsey and the average for the other named executive officers is illustrated in the charts below:

BASE SALARY
Factors Considered In Determining Base Salary
Prior to establishing the base salary level for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include:
•	Compensation data from our peer group;
•	Salary increase trends for executive base pay and other information provided in published surveys;
•	An in-depth total rewards analysis with comparisons to peer group and survey data; and
•	Individual executive officers’ performance, duties and responsibilities, and their relative authority within Plexus.
The Committee uses this information and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. The data gathered in the determination process helps the Committee test for fairness, reasonableness and competitiveness. While the Committee takes into account the Company’s compensation philosophy and goals and follows a holistic approach to executive compensation packages, its final determination may incorporate the subjective judgment of its members, as well.
Executive officer base salary changes may include the following two components:
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Competitive Adjustments. If executive officer salaries fall out of alignment with the competitive median range of our peer group and survey data, we consider changing the salaries to a more competitive level. Competitive adjustments may take place over a multi-year period and may depend on individual performance.

•	Performance-Based Merit Increases. Separate merit increases may be provided based on individual performance, if appropriate.
2023 Base Salary Adjustments
Base salary adjustments for 2023 were approved by the Committee in December 2022 for all executive officers. When considering compensation adjustments, the Company has placed a greater emphasis on annual and long-term incentive opportunities, as opposed to base salary, since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders. Our CEO’s base salary is higher than those of our other executive officers because of the more extensive and challenging duties and responsibilities associated with that position. In addition, the CEO’s total compensation is more heavily weighted toward performance-based compensation when compared to the total compensation of our other executive officers.
For 2023, Mr. Kelsey’s base salary was set at $1,100,000 which represented an increase of 6.8% from his previous salary. The base salary for Mr. Kelsey is positioned near the median of peer group and market comparisons.
Increases for our other named executive officers varied from 4.0% to 10.4%. Base salary increases for 2023 for these named executive officers represented a combination of competitive adjustments and merit increases. Variations between these named executive officers reflected competitive conditions and the Committee’s view of the named executive officers’ duties, responsibilities and performance. The Committee believed that base salaries for those named executive officers were appropriately aligned with peer group and market comparisons, and were awarded based on individual performance.
Presented below are the 2023 base salaries and percentage increases as compared to the prior year for our named executive officers:
EXECUTIVE OFFICER	2023 BASE SALARY	PERCENTAGE INCREASE COMPARED TO 2022
Mr. Kelsey	$1,100,000	6.8%
Mr. Frisch	$650,000	4.0%
Mr. Jermain	$620,000	6.9%
Mr. Mihm	$530,000	10.4%
Mr. Ninivaggi	$530,000	5.0%
ANNUAL INCENTIVE COMPENSATION (AT RISK)
The VICP provides annual cash incentives to approximately 4,400 participants, including all of our executive officers. The award opportunity levels for each participant are expressed as a percentage of base salary.
For executive officers, the VICP is a sub-plan of the Incentive Plan with the opportunity to earn above their targeted award opportunities based on the achievement of corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher cash incentive opportunities under the VICP because the Committee believes that heightened responsibility leads to more influence on corporate performance. For each executive officer, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives. Offering a greater percentage of compensation tied to performance measures is intended to more strongly link executive compensation with Company performance and shareholder returns.

The table below lists the fiscal 2023 VICP award opportunities for the named executive officers, expressed as a percentage of base salary. The targeted award for Mr. Kelsey, Mr. Frisch, Mr. Jermain and Mr. Mihm were increased by 5% of base salary while Mr. Ninivaggi’s was increased by 10% based on alignment with the peer group and market comparisons.
EXECUTIVE OFFICER	2023 THRESHOLD AWARD (%)	2023 TARGETED AWARD (%)	2023 MAXIMUM AWARD (%)
Mr. Kelsey	0%	135%	270%
Mr. Frisch	0%	90%	180%
Mr. Jermain	0%	85%	170%
Mr. Mihm	0%	80%	160%
Mr. Ninivaggi	0%	80%	160%
The VICP provides for payments relating to corporate financial goals both below and above the targeted awards by establishing specific threshold levels of corporate performance at which payments begin to be earned and maximum payout levels beyond which no further payment is earned. The payout for our executive officers at the maximum payout level is 200% of the targeted award. The Committee believes that the opportunity to receive a payout above target should be based solely on achieving corporate financial goals. Therefore, to achieve the maximum payout of 200% of the targeted award, executive officers must achieve 90% payouts for each of the revenue and ROIC components of the VICP, with the individual objectives component comprising the balance at a maximum of 20%. Payments to participants are not permitted under the VICP unless the Company achieves positive net income for the plan year.
The VICP provides that extraordinary items or charges should be excluded from fiscal year results. In addition, the Committee has the authority to exclude non-recurring charges when determining the achievement of the corporate financial goals.
2023 Plan Design – Company Financial Goals
Our financial and compensation models align with our business strategy. The specific corporate financial goals for fiscal 2023, each of which stood independently of the other with regard to award opportunities, were revenue and ROIC. The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. The fiscal 2023 targets for these goals were set as part of our annual financial planning process and continue to align with our enduring financial goals. For each of the corporate financial goals, we also established specific “threshold” and “maximum” payout levels of achievement as part of that process.
For the purposes of the VICP, ROIC is defined as tax-effected annual operating income divided by the average invested capital over a five-quarter period for the fiscal year and the prior fiscal year fourth quarter. Invested capital is defined as equity plus debt and operating lease liabilities, less cash and cash equivalents. Revenue is defined as the fiscal 2023 net recognized sales of the Company for financial statement purposes. The Committee has discretion to adjust ROIC to account for the effects of extraordinary items. No award is payable to any participant under the VICP unless we have positive net income for the fiscal year. In the event of results that are below the revenue and the ROIC threshold levels, the VICP may pay out only with respect to the portion based on individual objectives. When determining ROIC for VICP awards, extraordinary items or charges and non-recurring charges are disregarded, except as otherwise determined by the Committee in its discretion. In fiscal 2023, non-recurring charges of $23.1 million were excluded from the ROIC calculation for VICP awards.

For fiscal 2023, in accordance with Plexus’ strategic plan and the Committee’s philosophy of aligning compensation with the Company’s enduring goals, the Committee established the performance goals described below:
	THRESHOLD	TARGET	MAXIMUM PAYOUT
Revenue	Equal to prior year revenue	Midpoint between threshold and maximum payout	Equal to 12% revenue growth
ROIC	Equal to Plexus’ WACC	Midpoint between threshold and maximum payout	Equal to 15% ROIC
The Committee believes that setting the maximum payout levels for revenue and ROIC consistent with our financial goals fully aligns employees with financial results that maximize value to our shareholders, without encouraging excessive risk-taking. Threshold levels for both metrics were set at the minimum levels of performance at which Plexus believes it begins generating value for our shareholders. Target levels for revenue and ROIC, which were set between the threshold and maximum payout levels, were intended to be challenging, but achievable, based on industry conditions and Plexus’ financial plan. Awards for performance between the threshold and target levels, and between the target and maximum levels, are calculated by straight-line interpolation.
The following table sets forth the fiscal 2023 financial targets and potential VICP payout amounts (as a percent of targeted VICP cash incentive) for the named executive officers at the threshold, target and maximum payout performance levels:
	THRESHOLD		TARGET		MAXIMUM PAYOUT
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$3,811	0%	$4,040	40%	$4,269	90%
ROIC	9.0%	0%	12.0%	40%	15.0%	90%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROIC + Individual Objectives		up to 20%		up to 100%		up to 200%
In fiscal 2023, revenue was $4,210 million and ROIC was 13.4%. Therefore, the Company’s performance was between the target and maximum payout for both revenue and ROIC. As a result, Plexus paid awards for corporate financial performance to executive officers and other employees based on revenue and ROIC performance; total payments to executives represented 140% versus the target of 80% for corporate financial performance.
2023 Plan Design – Individual Objectives
The Committee determines and approves the individual objectives established for the CEO and the other executive officers. For fiscal 2023, common individual objectives were shared by all executive officers, including Mr. Kelsey and the other named executive officers. Attainment of the individual objectives represents 20% of the potential targeted VICP award; however, no such award may be earned based on individual objectives unless the Company achieves positive net income for the plan year. The Committee’s assessment of individual objectives is based on their likely impact on the achievement of the Company’s annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.
The fiscal 2023 shared individual objectives for our named executive officers concentrated on (a) a reduction in inventory levels (b) a reduction in transformation cost, which are the costs required to convert raw inventory into finished goods; (c) continued pursuit of the Company’s “zero defects” cultural journey, focused on quality improvement initiatives and goals; (d) enterprise resource planning

(ERP) system enhancements and process improvements; and (e) ESG initiatives relating to energy reduction, talent sourcing, and waste to landfill controls. Mr. Kelsey provided the Committee with an assessment of the executive team’s performance on each shared individual objective and the Committee determined the ultimate award percentage level for each objective. Actual achievement of individual objectives for fiscal 2023 was based upon the Committee’s determination of the degree to which the objectives were completed by each member of the executive team. As a result, all named executive officers were awarded a 28.5-66.5% payout of the personal objectives portion of the VICP, or a 5.7-13.3% payout versus the target of 20% for individual objectives.
2023 Annual Incentive Compensation (At Risk) – Actual Payout
The following table sets forth the fiscal 2023 VICP total payout as a percentage of each named executive officer’s target award, capturing the fiscal 2023 results for the Company’s revenue and ROIC goals combined with the individual objectives payout.
	ACTUAL PAYOUT
Component	Results	Payout
Revenue (in millions)	$4,210	77%
ROIC	13.4%	63%
Individual Objectives	28.5-66.5%	5.7-13.3%
Total Payout as a Percent of Target		146-153%
2024 – Individual Objectives
A portion of the fiscal 2024 shared individual objectives for all of our named executive officers will include goals associated with the Company’s Sustainability program, specifically: (a) global reduction targets in emissions intensity and waste intensity in furtherance of the Company’s environmental sustainability activities; (b) enhancing our employee experience to improve employee retention; and (c) the creation and initial deployment of a supplier assessment to drive expectations and engagement on shared environmental and social imperatives deeper into our value chain.
LONG-TERM INCENTIVES
Plan Structure
Total compensation, consistent with practices in our industry, places a particular emphasis on equity-based compensation for executive officers. The shareholder-approved Incentive Plan allows, and its predecessor allowed, for various award types, including options, SARs, restricted stock awards (including RSUs), performance stock awards (including PSUs), other stock awards and cash incentive awards. Equity-based awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards.
For fiscal 2023 grants, and in furtherance of its emphasis on at-risk performance-based compensation, the Committee’s annual equity grant allocation formula for named executive officers consisted of 50% PSUs and 50% RSUs. The Committee believes that this equity grant allocation formula promotes a strong pay-for-performance link and further enhances the alignment of the interests of our executives with those of our shareholders. The equity grant allocation formula also is intended to promote share ownership (along with our equity ownership guidelines) and motivate our executives to succeed in the long term. The Committee intends to continue to emphasize the use of performance-based awards for executive officers in future years.

The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. Each element of the portfolio for fiscal 2023 was intended to address a different aspect of long-term incentive compensation, as set forth below:
•
PSUs provide an additional incentive for executive officers to create shareholder value. 50% of the PSUs granted vest over a three-year period based on the average of the annual economic return achieved for each of the three years in the performance period. Economic return is defined as ROIC (calculated as GAAP operating profit divided by invested capital) less our WACC. Average annual economic return is used as a performance measure for the PSUs because it is a key focus of the Company’s financial model and is a metric that the Committee believes, when combined with revenue growth, is highly correlated with driving shareholder value. For purposes of determining the three-point annual average, the economic return performance for any individual year cannot be less than 0% or greater than 5%.

•
The other 50% of PSUs granted vest based on the relative TSR performance of Plexus common stock as compared to companies in the S&P 400 Index over a three-year performance period. The Committee believes that measuring TSR on a relative, rather than on an absolute, basis provides a more relevant measure of the performance of the Company’s stock. By mitigating the impact of macroeconomic factors (both positive and negative) that are beyond the control of the Company and its executives, relative TSR provides rewards that are better aligned to relative performance through varying economic cycles. PSUs also provide a retention incentive since these awards generally do not vest until the end of the three year performance period.

•
RSUs provide an interest in the value of the Company’s shares because even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. In addition to promoting retention similar to PSUs, RSUs align the interests of executives and other employees who receive RSU grants with the interests of shareholders by building a long-term ownership mentality and providing motivation to succeed in the long term.

Annual Award Determination and Allocation Process
Each year the Committee reviews market data, individual performance and the estimated value of the entire pool of equity awards prior to making grants to executive officers, including when making grants in connection with promotions or other increases in responsibilities. Pursuant to its portfolio approach, in fiscal 2023, the Committee distributed awards in the form of PSUs and RSUs to eligible participants, as discussed above. When making these determinations, PSUs that vest based on the relative TSR of Plexus common stock are valued using a Monte Carlo simulation model, while the values of PSUs that vest based on economic return performance and RSUs are determined based on the fair market value of Plexus common stock.
The Committee determines the grant for the CEO and approves grants for all other executive officers. The CEO provides the Committee with initial grant recommendations for each executive officer other than himself by balancing the need to provide competitive compensation with the desire to keep related compensation value and expense relatively stable from period to period. The Committee considers each executive officer’s duties, responsibilities and performance, as well as internal and external comparisons (for example, peer group comparisons and other third-party market surveys, as described above), when approving the grant value for each executive officer. Those in positions with more responsibility tend to receive larger grants to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information, as well as the accumulated value analysis, to balance the level of existing awards with the desire to reward performance and to provide retention incentives.
The Committee continues its focus on increasing incentive award opportunities for our executive officers as a portion of total potential compensation in order to more strongly link executive compensation with Company performance and shareholder returns.

Timing of Grants
Grants of PSUs are made in the fiscal second quarter; however, the performance goals for the PSUs are set in the fiscal first quarter. Grants of RSUs are generally made once a year during the fiscal second quarter, but may also be made in connection with new hires, promotions, other increases in responsibilities or in special situations. The Committee anticipates continuing to follow this grant schedule and practice for future grants.
Fiscal 2023 Awards
Based on the Committee’s long-term incentive strategy, as well as individual responsibility and performance considerations, and reflecting all of the grants discussed above, the Committee granted the following equity awards to Mr. Kelsey and the other named executive officers in fiscal 2023.
EXECUTIVE OFFICER	PSUs (#)	RSUs (#)
Mr. Kelsey	28,790	31,290
Mr. Frisch	10,290	11,180
Mr. Jermain	8,620	9,360
Mr. Mihm	6,700	7,280
Mr. Ninivaggi	5,030	5,460
Vesting of 50% of the PSUs granted in fiscal 2023 is based on a three-point annual average of the Company’s absolute economic return performance during the performance period; vesting of the other 50% is based on the relative TSR of Plexus stock as compared to the companies in the S&P 400 Index. Performance on these metrics will be determined following the conclusion of the relevant three year performance period.
In order to further align the Company’s financial model and business strategy to the payout of long-term incentives, the maximum payout on 50% of the PSUs is achieved when the three-point annual average economic return is at or above 5.0% over the three year performance period. If the maximum payout level is achieved, 200% of this portion of the PSUs will be earned. A target payout on this portion of the award will be achieved if the three-point annual average economic return is 2.5%; the Committee believes that this target is meaningfully difficult, but is achievable and appropriate for our industry. The Committee believes it is appropriate for a portion of these awards to vest when the three-point annual average economic return exceeds 0.0% because any positive level of economic return generates shareholder value. If the Company does not achieve a positive three-point annual average economic return, this portion of the PSUs will not pay out. Below is the payout matrix for the portion of the PSUs that may be earned based on economic return performance (if performance is between the specified levels, the payout will be interpolated):
AVERAGE ECONOMIC RETURN	PAYOUT PERFORMANCE FACTOR
0% (Threshold)	0%
2.5% (Target)	100%
5.0% (Maximum)	200%
The TSR calculations will be based on the percentage change from the initial price to the final price during the performance period, which is three years from the date of grant, and will reflect the reinvestment of dividends, if any. The initial price is calculated using the average closing price of common stock over the 30 calendar day period ending on the trading day immediately preceding the first day of the three year performance period. The final price is the average closing price of common stock over the 30 calendar day period ending on the last day of the three year performance period. The TSR calculations will be adjusted to reflect stock splits, recapitalizations and other similar events.
The portion of the PSUs that may be earned based on relative TSR performance will vest at target if the TSR of Plexus stock is at the 50th percentile of companies in the S&P 400 Index. A payout at maximum, which is 150% of the target award for this portion, may be achieved if the relative TSR of Plexus stock is at or above the 75th percentile of companies in the S&P 400 Index. The Committee believes that a relative TSR at or above this level would be reflective of significant achievement during the performance period. In order to receive a payout at threshold, which is 50% of the target award for this portion, the relative TSR of Plexus stock must be at or above the 25th percentile of companies in the S&P 400 Index. If the relative TSR of Plexus stock is below the 25th percentile, none of the PSUs will be earned, and the awards will be forfeited.
The payout matrix for the portion of the PSUs granted in fiscal 2023 that may be earned based on relative TSR performance is presented in the table below (if performance is between the specified levels, the payout will be interpolated):
RELATIVE TSR PERCENTILE RANK	PAYOUT PERFORMANCE FACTOR
Below 25th	0%
25th (Threshold)	50%
50th (Target)	100%
75th and above (Maximum)	150%
For information regarding the performance of PSUs granted in fiscal 2023 and prior fiscal years as of September 30, 2023, see the “Outstanding Equity Awards at Fiscal Year-End” table below.
Annual awards of RSUs generally vest on the third anniversary of the grant, subject to early vesting on a change in control.
Fiscal 2020 PSUs
The TSR of Plexus stock during the three year performance period for the fiscal 2020 PSUs that ended in fiscal 2023 was at the 67.4 percentile of companies in the Russell 3000 Index. As a result, and according to the payout matrix applicable to this grant, this portion of the PSUs vested and paid out at 169.6% of target after certification by the Committee.
Fiscal 2021 PSUs
The performance period with respect to the portion of the fiscal 2021 PSUs that vested based on a three-point annual average of the Company’s absolute economic return concluded at the end of fiscal 2023. Average economic return for the three year performance period was 3.8%. As a result, and according to the matrix established for the fiscal 2021 PSUs, this portion of the PSUs vested and paid out at 153.2% of target after certification by the Committee. The Committee plans to evaluate the performance of the portion of the fiscal 2021 PSUs that vests based on relative TSR at its February 2024 meeting.

EQUITY OWNERSHIP GUIDELINES
The Company’s executive stock ownership guidelines are intended to increase the alignment between the interests of management and our shareholders. To accomplish these objectives, we require our CEO to own Plexus stock with a minimum market value equal to five times his annual base salary, our CSO, COO and CFO to own three times their respective annual base salary and other executive officers, including those named in the “Summary Compensation Table,” to own Plexus stock with a minimum market value equal to two times their annual base salary. Stock options and unvested PSUs do not count toward the satisfaction of the guidelines. Unvested RSUs will count toward the satisfaction of these guidelines.
An executive officer is generally not permitted to sell Plexus shares that were acquired or awarded while an executive officer unless the applicable ownership requirement has been met; there are exceptions, including using shares to finance the exercise of Plexus stock options and any applicable taxes when the shares will be held following exercise, paying taxes related to the vesting of an equity award, or with prior approval under special circumstances. All of our named executive officers, including Mr. Kelsey, have met the ownership amounts required by the guidelines and are in compliance with the procedural requirements of the guidelines.
CLAWBACK POLICY
We maintained a clawback policy, called the Plexus Corp. Executive Clawback Policy, during fiscal year 2023 that applied to all VICP compensation. In early fiscal year 2024, we adopted a new clawback policy to comply with new SEC regulations and Nasdaq listing standards. This new clawback policy serves to discourage executives from engaging in behavior that could potentially harm the Company or its shareholders.
Under the new clawback policy, in the event of a qualifying accounting restatement, we are required to recover reasonably promptly from the covered officers, including our NEOs, any erroneously awarded compensation, defined generally as the excess of the amount of incentive-based compensation received by the covered officer during the applicable recovery period over the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts in the accounting restatement.
The preceding description of our clawback policy is qualified by the terms of the policy itself, which was filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
The Company’s Insider Trading Policy explicitly prohibits directors, officers and employees from engaging in transactions designed to hedge or offset a decrease in the price of the Company’s common stock, including, but not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. Pledges and short sales of the Company’s securities are also prohibited under the Insider Trading Policy.

Elements & Analysis of Other Compensation
In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.
BENEFITS
We generally provide health and welfare benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. The Committee approved additional perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The additional perquisites and other benefits for certain of our executive officers include: a company car, and additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies and limited use of the Company’s jet. The Plexus Corp. Jet Policy allows our executives the ability to use the company jet for certain “personal non-entertainment” flights but we do not reimburse for taxes related to any imputed income related to personal travel. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel who are located in countries outside of the United States, as well as to executive officers who may be temporarily assigned outside of the United States, if any.
RETIREMENT PLANNING – 401(K) PLAN
The 401(k) Plan, which is available to substantially all U.S. employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to the maximum allowed per calendar year pursuant to the terms of the plan. For the 2023 calendar year, the maximum allowed is $13,200. Employees have a choice of investment alternatives, including a Plexus stock fund.
RETIREMENT PLANNING – SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
In response to Internal Revenue Code (the “Code”) limitations on compensation that may be attributed to tax-qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan that allows participants to defer taxes on current income. The SERP covers our executive officers and certain other executives, and provides a retirement savings alternative to address their particular circumstances and promote a long-term commitment to Plexus until retirement. All U.S.-based executive officers participate in the SERP. Under the SERP, those executive officers may elect to defer compensation and Plexus may also make discretionary contributions. The SERP allows the investment of deferred compensation amounts on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or other investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings that may be credited become payable upon termination, retirement from Plexus or in accordance with the executive’s individual deferral election.
Additionally, the Company may credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require approval of the Committee. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals; the Committee believes these limitations make supplemental retirement plans common practice in general industry. The Committee also believes that further retirement compensation through the SERP is appropriate based on the market for executive compensation and its desire to provide an incentive for executives to remain with Plexus through retirement.
FISCAL 2023 PLAN ACTIVITY
•
Contribution Formula. The SERP provides for an annual discretionary contribution of 9% of the executive’s total targeted cash compensation, and we made such a contribution in fiscal 2023. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan cash incentive at the time of the Company’s contribution.

•
Employer Contributions. For fiscal 2023, the total employer contributions to the SERP accounts was $606,138 for all named executive officer participants as a group, including $228,164 for Mr. Kelsey. See footnote 6 to the “Summary Compensation Table.”

•
Special Contributions. The SERP also allows the Committee to make discretionary contributions over and above the annual contribution noted above, and such contributions have been made in individual cases from time to time. However, in fiscal 2023, the Committee did not make any such contributions on behalf of the named executive officers.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
We do not generally have employment agreements with our executive officers other than our Chief Executive Officer. All executive officers, including Mr. Kelsey, have change in control agreements to help assure that these individuals will not be distracted by personal interests and will maintain their focus on shareholders in the case of a potential acquisition of Plexus, as well as to maintain their continuing loyalty.
Mr. Kelsey’s employment agreement and the change in control agreements for Mr. Kelsey and our other executive officers are described below in “Executive Compensation–Employment Agreements and Potential Payments Upon Termination or Change in Control.” Please refer to the discussions therein for a further explanation of those agreements.
TAX ASPECTS OF EXECUTIVE COMPENSATION
The Committee considers the potential tax deductibility under the Code for executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.
Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess parachute payments” upon a change in control to the extent the payments received by them meet or exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for the “excess” payments. Excise tax gross-up provisions have been eliminated from all change in control agreements, and our agreements instead use a “best net” approach where the executive will either receive their full benefits and pay the excise tax or have their benefits reduced to a level where the excise tax would not apply, whichever puts the executive in the better after-tax position.
The Code also provides a surtax under Section 409A relating to various features of deferred compensation arrangements that do not comply with the requirements of Section 409A. We generally seek to structure our compensation arrangements either to comply with Section 409A or qualify for an exemption from Section 409A.

COMPENSATION COMMITTEE REPORT
The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee” and are set forth in a written charter adopted by the board, which is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.
As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.
MEMBERS OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE:
Joann M. Eisenhart, Chair
Joel Quadracci
Karen M. Rapp
Michael V. Schrock
Jennifer Wuamett

EXECUTIVE COMPENSATION
This section provides further information about the compensation paid to, and other compensatory arrangements with, our named executive officers.
Summary Compensation Table for Fiscal 2023
The following table sets forth a summary of the compensation of our named executive officers. More detailed information is presented in the other tables and explanations that follow.
Name	Year	Salary ($)[1]	Bonus($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	All Other Compensation ($)[6]	Total ($)
Todd P. Kelsey Chief Executive Officer	2023	$1,083,846	—	$5,562,053	—	$2,199,544	$280,903	$9,126,346
	2022	$1,023,076	—	$4,077,029	—	$2,092,884	$247,486	$7,440,475
	2021	$1,000,000	—	$5,078,974	—	$1,309,375	$234,872	$7,623,221
Patrick J. Jermain Executive VP & CFO	2023	$610,769	—	$1,664,552	—	$756,168	$130,332	$3,161,821
	2022	$576,538	—	$1,549,737	—	$725,225	$125,655	$2,977,155
	2021	$555,769	—	$1,310,953	—	$469,296	$120,815	$2,456,833
Steve Frisch President & Chief Strategy Officer	2023	$644,231	—	$1,987,639	—	$867,804	$144,495	$3,644,169
	2022	$620,385	—	$1,669,231	—	$837,062	$136,597	$3,263,275
	2021	$599,231	—	$1,856,954	—	$533,554	$133,447	$3,123,186
Oliver Mihm Executive VP & COO	2023	$518,462	—	$1,294,233	—	$595,660	$117,884	$2,526,239
	2022	$459,375	—	$1,001,834	—	$536,055	$104,937	$2,102,201
	2021	—	—	—	—	—	—	—
Angelo M. Ninivaggi Executive VP, CAO, GC & Secretary	2023	$524,231	—	$971,146	—	$624,464	$120,790	$2,240,631
	2022	$501,538	—	$785,218	—	$552,022	$112,471	$1,951,249
	2021	$485,385	—	$983,486	—	$363,563	$106,666	$1,939,100
[1]
Includes amounts voluntarily deferred by the named persons under the Company’s retirement plans. The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

[2]
The “Bonus” column, in accordance with SEC regulations, would include only discretionary bonus payments apart from VICP. Payments under the VICP, including payments for achieving individual objectives, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our named executive officers’ individual objectives are specific and performance against them is measured, we believe that payments under the VICP that relate to the achievement of individual objectives are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

[3]
These columns represent the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) of equity awards granted under the Incentive Plan and its predecessor, which are explained further below under “Grants of Plan-Based Awards.” GAAP requires us to determine compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions that we used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

Grants of stock options and RSUs are not subject to performance conditions, although the ultimate value of stock options depends on the appreciation in the Company’s stock price. The Company has not granted stock options to its executive officers since fiscal 2017. Vesting of 50% of the PSUs reported in each fiscal year above is based on a three-point annual average of the Company’s absolute economic return performance and vesting of the other 50% depends on the relative TSR of Plexus stock as compared to companies in the S&P 400 Index, each over a three year performance period. The 2023 PSUs are reported in the “Stock Awards” column at “target” performance; participants can earn twice the number of PSUs granted for performance at “maximum” for the economic return portion and one and a half times the number of PSUs granted for performance at “maximum” for the TSR portion.
The value of the fiscal 2023 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Kelsey—$4,739,806; Mr. Jermain—$1,419,024; Mr. Frisch—$1,694,082; Mr. Mihm—$1,103,058; and Mr. Ninivaggi—$828,000.
Please also see the “Grants of Plan-Based Awards” table below for further information about equity awards granted in fiscal 2023, and the “Outstanding Equity Awards at Fiscal Year End” table below for information regarding all outstanding equity awards at the end of fiscal 2023.
[4]	No stock options were granted to named executive officers in fiscal 2023.
[5]
The “Non-Equity Incentive Plan Compensation” column represents amounts that were earned during each fiscal year under the VICP. Under the VICP, annual cash incentives for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and the executive officer’s performance on individual objectives. We include more information about the VICP under “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Annual Incentive” above, as well as under “Grants of Plan-Based Awards” below.

The amounts shown in the “2023” row were earned in fiscal 2023 and were paid in fiscal 2024, the amounts shown in the “2022” row were earned in fiscal 2022 and were paid in fiscal 2023, and the amounts shown in the “2021” row were earned in fiscal 2021 and were paid in fiscal 2022.
Mr. Frisch deferred $86,780 of the amounts payable in fiscal 2024 related to the VICP award earned based on fiscal 2023 performance. There were no deferrals of the amounts payable in fiscal 2023 related to the VICP award earned based on fiscal 2022 performance. There were no deferrals of the amounts payable in fiscal 2022 related to the VICP award earned based on fiscal 2021 performance.

[6]
The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP, the value of the company car benefit provided to the executive, additional life and disability insurance coverage and relocation. Per person detail is listed in the table below:

Name	Year	Company Matching Contribution to 401(k) Plan	Company Contribution to SERP	Company Car Benefit	Additional Life and Disability Insurance	Other[1]	Total ($)
Todd P. Kelsey	2023	$13,200	$228,164	$22,793	$657	$16,089	$280,903
	2022	$12,200	$210,738	$23,912	$636	—	$247,486
	2021	$11,600	$202,500	$20,383	$389	—	$234,872
Patrick J. Jermain	2023	$13,200	$101,091	$15,384	$657	—	$130,332
	2022	$12,200	$93,399	$19,420	$636	—	$125,655
	2021	$11,600	$89,489	$19,337	$389	—	$120,815
Steven J. Frisch	2023	$13,200	$109,514	$21,124	$657	—	$144,495
	2022	$12,200	$103,294	$20,467	$636	—	$136,597
	2021	$11,600	$99,772	$21,686	$389	—	$133,447
Oliver Mihm	2023	$13,200	$83,492	$20,541	$651	—	$117,884
	2022	$12,200	$71,738	$20,410	$589	—	$104,937
	2021	$0	$0	$0	$0	—	$0
Angelo M. Ninivaggi	2023	$13,200	$83,877	$23,056	$657	—	$120,790
	2022	$12,200	$76,735	$22,902	$634	—	$112,471
	2021	$11,600	$74,264	$20,430	$372	—	$106,666
[1]
Reflects the aggregate incremental costs associated with Mr. Kelsey’s personal usage of Company aircraft for a non-Plexus board meeting. The aggregate incremental cost reflects the incremental charter costs to Plexus and excludes certain fixed contract costs.

Grants of Plan-Based Awards for Fiscal 2023
The table below sets forth information about equity awards that were granted to the named executive officers in fiscal 2023 under the Incentive Plan, as well as information about potential cash incentive awards dependent on quantifiable corporate performance and individual goals that those executive officers could have earned for fiscal 2023 performance under the VICP. As a result of corporate performance, cash incentive awards based on these criteria were earned under the VICP for fiscal 2023, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about potential compensation under the VICP and awards under the Incentive Plan in fiscal 2023, as well as additional information about those plans, following the table.
	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Thre- shold ($)[1]	Target ($)[1]	Maximum ($)[1]	Thre- shold (#)[1]	Target (#)[1]	Maximum (#)[1]
Todd P. Kelsey	VICP	12/15/2022	$0	$1,451,308	$2,902,615	—	—	—	—	—
	PSUs[2]	1/30/2023	—	—	—	6,575	28,790	51,005	—	$2,679,618
	RSUs[3]	1/30/2023	—	—	—	—	—	—	31,290	$2,882,435
Patrick J. Jermain	VICP	12/15/2022	$0	$512,462	$1,024,923	—	—	—	—	—
	PSUs[2]	1/30/2023	—	—	—	1,970	8,620	15,270	—	$802,309
	RSUs[3]	1/30/2023	—	—	—	—	—	—	9,360	$862,243
Steven J. Frisch	VICP	12/15/2022	$0	$572,596	$1,145,192	—	—	—	—	—
	PSUs[2]	1/30/2023	—	—	—	2,350	10,290	18,230	—	$957,738
	RSUs[3]	1/30/2023	—	—	—	—	—	—	11,180	$1,029,902
Oliver Mihm	VICP	12/15/2022	$0	$409,231	$818,462	—	—	—	—	—
	PSUs[2]	1/30/2023	—	—	—	1,530	6,700	11,870	—	$623,599
	RSUs[3]	1/30/2023	—	—	—	—	—	—	7,280	$670,634
Angelo M. Ninivaggi	VICP	12/15/2022	$0	$407,731	$815,462	—	—	—	—	—
	PSUs[2]	1/30/2023	—	—	—	1,150	5,030	8,910	—	$468,171
	RSUs[3]	1/30/2023	—	—	—	—	—	—	5,460	$502,975
[1]	Amounts in the rows labeled “VICP” reflect potential cash incentive payments for fiscal 2023.
As a result of Plexus’ actual performance in fiscal 2023, overall cash incentive awards were earned based on corporate financial performance between the target and maximum payout levels, as reflected in the “Summary Compensation Table” and discussed under the caption “Compensation Discussion and Analysis-Annual Incentive Compensation (At Risk).”
[2]	For more information regarding these awards, see the discussion under the caption “Compensation Discussion and Analysis—Long-Term Incentives.”
[3]	The RSUs vest on January 30, 2026, assuming continued employment. See the discussion below under the caption “Compensation Discussion and Analysis—Long-Term Incentives.”

Outstanding Equity Awards at Fiscal 2023 Year-End
The following table sets forth information about Plexus stock awards held by the named executive officers that were outstanding as of September 30, 2023. No named executive officers held stock options at the end of fiscal 2023.
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Todd P. Kelsey	32,070[2]	$2,981,869	—	—
	26,770[3]	$2,489,075	—	—
	31,290[4]	$2,909,344	—	—
	—	—	20,655[6]	$1,920,502
	—	—	43,875[7]	$4,079,498
	—	—	44,430[8]	$4,131,101
Patrick J. Jermain	8,280[2]	$769,874	—	—
	6,850[3]	$636,913	—	—
	6,250[4]	$581,125	—	—
	9,360[5]	$870,293	—	—
	—	—	5,325[6]	$495,119
	—	—	11,220[7]	$1,043,236
	—	—	13,300[8]	$1,236,634
Steven J. Frisch	11,720[2]	$1,089,726	—	—
	10,960[3]	$1,019,061	—	—
	11,180[4]	$1,039,516	—	—
	—	—	7,560[6]	$702,929
	—	—	17,965[7]	$1,670,386
	—	—	15,880[8]	$1,476,522
Oliver Mihm	5,170[2]	$480,707	—	—
	6,580[3]	$611,808	—	—
	7,280[4]	$676,894	—	—
	—	—	3,330[6]	$309,623
	—	—	10,780[7]	$1,002,324
	—	—	10,340[8]	$961,413
Angelo M. Ninivaggi	6,210[2]	$577,406	—	—
	5,150[3]	$478,847	—	—
	5,460[4]	$507,671	—	—
	—	—	4,005[6]	$372,385
	—	—	8,460[7]	$786,611
	—	—	7,760[8]	$721,525
[1]	Based on the $92.98 per share closing price of our common stock on September 29, 2023, the last trading day of fiscal 2023.
[2]	Consists of RSUs awarded in fiscal 2021 under the Incentive Plan. The RSUs vest on January 25, 2024, based on continued service through that date.

[3]	Consists of RSUs awarded in fiscal 2022 under the Incentive Plan. The RSUs vest on January 31, 2025, based on continued service through that date.
[4]	Consists of RSUs awarded in fiscal 2023 under the Incentive Plan. The RSUs vest on January 30, 2026, based on continued service through that date.
[5]	Consists of RSUs awarded in fiscal 2022 under the Incentive Plan. The RSUs vest on May 12, 2025, based on continued service through that date.
[6]
Consists of PSUs awarded in fiscal 2021 under the Incentive Plan. Vesting of the PSUs depends on the relative TSR of our common stock as compared to the S&P 400 Index over a three year performance period that concludes on January 25, 2024. As of the end of fiscal 2023, the Company’s relative TSR of our common stock was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2021 PSUs at the maximum achievement level.

[7]
Consists of PSUs awarded in fiscal 2022 under the Incentive Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the S&P 400 Index over a three year performance period that concludes on January 31, 2025. As of the end of fiscal 2023, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2022 PSUs at the maximum achievement level. The relative TSR of our common stock was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2022 PSUs at the maximum achievement level.

[8]
Consists of PSUs awarded in fiscal 2023 under the Incentive Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the S&P 400 Index over a three year performance period that concludes on January 30, 2026. As of the end of fiscal 2023, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2023 PSUs at the maximum achievement level. The relative TSR of our common stock was below the threshold; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2023 PSUs at the threshold achievement level.

See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

Option Exercises & Stock Vested in Fiscal 2023
The following table sets forth information about the Plexus stock options that were exercised by the named executive officers as well as the PSUs and RSUs that vested in fiscal 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Todd P. Kelsey	0	$0	76,561	$7,260,172
Patrick J. Jermain	0	$0	19,639	$1,862,222
Steven J. Frisch	0	$0	27,887	$2,644,385
Oliver Mihm	0	$0	12,241	$1,160,691
Angelo M. Ninivaggi	0	$0	15,093	$1,431,524
[1]
Based on the difference between the exercise prices and sale prices on the date of exercise for stock options with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise prices and the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the exercise date.

[2]	Based on the closing share price of the Company’s common stock on the vesting dates for PSUs and RSUs.
Nonqualified Deferred Compensation in Fiscal 2023
Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans—the 401(k) Plan for all qualifying U.S. employees, the SERP for executive officers (and certain other executives) and certain foreign plans. Since these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.
The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 75% of their annual compensation, up to a maximum Code mandated limit of $22,500 ($30,000 if age 50 or older) in calendar year 2023; Plexus will match 100% of the first 4.0% of salary which an employee defers, up to $13,200 in calendar year 2023. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.
Plexus maintains the SERP as an additional deferred compensation mechanism for its executives. Under the SERP, an executive may elect to defer compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The SERP allows the investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments, which are intended to mirror the options available under the 401(k) Plan; however, the investment choices in the SERP do not include Plexus stock.

The SERP also allows for discretionary Plexus contributions. As discussed in “Compensation Discussion and Analysis—Elements and Analysis of Other Compensation—Retirement Planning – Supplemental Executive Retirement Plan,” the Committee determined the current Company contribution to the SERP after reviewing a competitive analysis prepared by Willis Towers Watson. As a result, the discretionary contribution is 9% of the executive’s total targeted cash compensation. The Committee may also choose to make additional or special contributions from time to time; no such contributions were made in fiscal 2023 to the named executive officers.
The following table includes information regarding contributions under the SERP. Since the 401(k) Plan is a tax-qualified plan generally available to all qualified U.S. employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, Company contributions under both the SERP and the 401(k) plan are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[1]
Todd. P. Kelsey	—	$228,164	$326,094	—	$2,639,350
Patrick J. Jermain	—	$101,091	$230,504	—	$1,854,080
Steven J. Frisch	—	$109,514	$230,768	—	$1,902,617
Oliver Mihm	—	$83,492	$50,241	—	$559,975
Angelo M. Ninivaggi	—	$83,877	$131,446	—	$1,300,223
[1]
Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Kelsey—$1,517,911; Mr. Jermain—$1,286,602; Mr. Frisch—$1,433,391; Mr. Mihm—$71,738; and Mr. Ninivaggi—$466,817.

Employment Agreements & Potential Payments
UPON TERMINATION OR CHANGE IN CONTROL
This section provides information about specific agreements with our named executive officers relating to employment and post-employment compensation.
Plexus does not generally have employment agreements with its executive officers. However, the Committee and the board continue to believe that it is important to have an employment agreement with our CEO to set forth the terms of their employment, to provide incentives for him to continue with the Company over the long term and to protect the Company from competition post-employment. The Company entered into an employment agreement with Mr. Kelsey in 2016 in connection with his appointment as our President and CEO (the “Employment Agreement”).
All of our executive officers have change in control agreements that provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.
Employment Agreement with Mr. Kelsey
The Employment Agreement between the Company and Mr. Kelsey specifies when the Company may terminate Mr. Kelsey for cause, as well as when Mr. Kelsey may leave the Company for good reason, and determines the compensation payable upon termination. The definitions of “cause” and “good reason” are substantially similar to those under the Company’s change in control agreements, which we define below.
If Mr. Kelsey is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, the Company is not required to make any further payments to Mr. Kelsey other than with respect to obligations accrued on the date of termination. If Mr. Kelsey’s termination is due to his death or disability, any previously granted equity awards without performance goals, such as RSUs, would automatically vest and any performance stock units would vest pro rata based on his length of service during the performance period and actual Company performance.
If the Company terminates Mr. Kelsey without cause, or he resigns with good reason, Mr. Kelsey is entitled to receive his base salary for a two year period following his separation date (the “Separation Period”), a VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Kelsey is involuntarily terminated, prorated based on the number of the days in the period in which he was employed, and a payment equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date on each December 15 during the Separation Period. In addition, Mr. Kelsey would also receive an amount equal to the maximum allowable Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans during the Separation Period. Mr. Kelsey would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a two year period following his separation; if a non-active employee is not eligible to participate in such plans, the Company will instead provide Mr. Kelsey with the cost of premium continuation coverage. In addition, Mr. Kelsey would receive a lump-sum payment equal to the value of continued participation in the Company’s other welfare plans, company car and other similar plans and arrangements for two years. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code (except if such payment(s) qualify for an exception thereto). The Employment Agreement does not provide for any tax gross-up payments.

Mr. Kelsey would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.
If Mr. Kelsey is terminated by Plexus without cause or he resigns with good reason, his equity awards would be treated in accordance with the terms of the Incentive Plan and predecessor plans, with Mr. Kelsey being deemed a continuing employee for purposes of applying the vesting and exercisability provisions of any equity awards held by him on his separation date that were granted more than one year prior to such date; see “Treatment of Equity Awards” below for more information.
Under Mr. Kelsey’s Employment Agreement, the Company is protected from competition by Mr. Kelsey after the termination of his employment. Upon termination, Mr. Kelsey agrees to not interfere with the relationships between the active customers and suppliers, as well as employees, of the Company for two years, and to not compete with the Company over the same period. Further, Mr. Kelsey has agreed to related confidentiality requirements after the termination of his employment.
Pursuant to his change in control agreement, Mr. Kelsey is eligible to receive three times his salary plus benefits in the event of a termination of his employment in connection with a change in control. If both the Employment Agreement and the change in control agreement apply to a particular termination, Mr. Kelsey will receive benefits under whichever agreement provides the higher amount of benefits in the aggregate. As discussed below, the Company’s change in control agreements with its executive officers, including Mr. Kelsey, do not contain excise tax gross-up provisions.
CHANGE IN CONTROL AGREEMENTS
Plexus has change in control agreements with its executive officers and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced, their benefits must be commensurate with those of similarly situated executives of the acquiring firm and their location of employment must not be changed significantly as a result of the change in control.
Determination of Benefit Levels
In general, the change in control agreements with our executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times their annual base salary plus targeted bonus, and an amount equal to a continuation of health and retirement benefits for that period. Certain other key employees also have change in control agreements on substantially the same terms, although generally with multipliers of one or two times annual base salary plus targeted bonus. In determining which employees should have change in control agreements, the Committee utilizes its guidelines, which focus on position, responsibilities and compensation level in order to minimize subjectivity.
There are not any excise tax gross-up provisions in any of the change in control agreements. As discussed below, the change in control agreements with all participants allow for a reduction in payments under a “best net” approach, providing either the full amount of the total payment or an amount equal to the total payment reduced by an amount necessary to avoid adverse excise tax consequences to the executive officer.
In addition, under the Incentive Plan and its predecessor, upon a change in control, unvested awards will generally automatically vest for all award holders (for PSUs, the performance period will be deemed to have concluded as of the date of the change in control, performance will be calculated and vesting will be determined).
The Committee reviews the benefit levels under these agreements annually. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, as well as the elimination of excise tax gross-up provisions, provides an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels are believed to be in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent. Therefore, offering a package that is consistent with market practices is appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment.
The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe that the change in control agreements will help motivate executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company that they might perceive would jeopardize their employment.
Operation of Change in Control Agreements
Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or if an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted cash incentive payment, and to continue retirement payments and certain other benefits. There are not any excise tax gross-up provisions in any of the change in control agreements. The agreements provide that a cap may apply if the total potential payments would be subject to any excise taxes imposed by Section 4999 of the Code because such potential payments would exceed three times base compensation determined under that section. In that case, total potential payments would be capped just below the excise tax threshold if the net uncapped amount that otherwise would have been retained by the executive officer (after such individual would pay the excise tax) would be less than the capped amount (with no imposed excise tax).
The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause.
Under our change in control agreements:
•
A termination for “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•
After a change in control, an executive may terminate for “good reason” which would include the following: (i) requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; (ii) Plexus not complying with provisions of the agreement or requiring the executive to move; or (iii) any attempted termination of employment which is not permitted by the agreement.

•
A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

TREATMENT OF EQUITY AWARDS
None of the named executive officers’ held outstanding stock options as of the end of fiscal 2023. RSUs that have yet to vest are generally forfeited on termination of employment, but immediately vest upon a change in control. PSUs that have yet to vest are also generally forfeited on a termination of employment, but are prorated following the conclusion of the performance period on death or retirement prior to the end of such period; on a change in control, the performance period is deemed over and any PSUs earned based on performance during such period vest at that time. See “Outstanding Equity Awards at Fiscal Year End” above for information as to the named executive officers’ outstanding equity awards at September 30, 2023.
SEVERANCE
Plexus does not have employment agreements with its executive officers other than Mr. Kelsey. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.
POTENTIAL BENEFITS TABLE
The following table provides information as to the amounts which will be payable (a) to Mr. Kelsey under his Employment Agreement if he is terminated by Plexus or if he resigns, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of September 30, 2023, the last day of our previous fiscal year. The table includes only benefits that would result from the stated event, not vested benefits that are payable irrespective of the reason for termination.

Executive Officer; Context of Termination	Cash Payments[1]	Early Vesting of Stock Options[2]	Early Vesting of RSUs[3]	Early Vesting of PSUs[4]	Additional Retirement Benefits[5]	Other Benefits[6]	Total
Todd P. Kelsey – Termination by Plexus for Cause or Resignation without Good Reason	—	—	—	—	—	—	—
Todd P. Kelsey – Termination by Plexus without Cause or Resignation with Good Reason	$6,655,000	—	—	—	$482,728	$29,996	$7,167,724
Todd P. Kelsey – Death or Disability	—[7]	—	$8,380,287	$2,879,836	—	—	$11,260,123
Todd P. Kelsey – Change in Control	$7,755,000	—	$8,380,287	$6,262,203	$724,092	$260,808	$23,382,390
Patrick J. Jermain – Death or Disability	—[7]	—	$2,858,205	$771,197	—	—	$3,629,402
Patrick J. Jermain – Change in Control	$3,441,000	—	$2,858,205	$1,721,060	$342,873	$251,626	$8,614,764
Steven J. Frisch – Death or Disability	—[7]	—	$3,148,303	$1,102,770	—	—	$4,251,073
Steven J. Frisch – Change in Control	$3,705,000	—	$3,148,303	$2,369,130	$368,142	$278,459	$9,869,034
Oliver Mihm – Death or Disability	—[7]	—	$1,769,409	$625,683	—	—	$2,395,092
Oliver Mihm – Change in Control	$2,862,000	—	$1,769,409	$1,395,630	$290,076	$265,717	$6,582,832
Angelo M. Ninivaggi – Death or Disability	—[7]	—	$1,563,924	$542,501	—	—	$2,106,425
Angelo M. Ninivaggi – Change in Control	$2,862,000	—	$1,563,924	$1,160,390	$291,231	$289,395	$6,166,940
[1]
Cash payments in the context of a termination in connection with change in control represent payments relating to the executives’ base salary and VICP cash incentive awards to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2023 and the target VICP cash incentive payment for fiscal 2023. Under the change in control agreements, this payment equals three years’ salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination.

As discussed above, pursuant to Mr. Kelsey’s employment agreement, if he is terminated without cause, or he resigns with good reason, he is entitled to receive his base salary for a two year period following his separation date and a pro-rated VICP cash incentive award for the year of involuntary termination. In addition, Mr. Kelsey would also receive two annual payments following his termination each equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date.
[2]	All outstanding unvested stock options would become vested upon a change in control, as well as upon death or disability. No stock options are currently outstanding for the named executive officers.
[3]
All outstanding unvested RSUs would become vested upon a change in control. The amount shown is the value of the unvested RSUs based on Plexus’ closing stock price of $92.98 per share on the last trading date of fiscal 2023.

[4]
The performance period for outstanding PSUs would be deemed to end upon a change in control and vesting would be determined at that time. The amount shown is the value of all outstanding unvested PSUs, assuming target payout for fiscal 2021, fiscal 2022 and fiscal 2023 performance as of the change in control date. Amounts reported for the Death and Disability scenario are pro-rated at target performance for the portions of the cycles unearned at the end of fiscal 2023. The amounts above were calculated using Plexus’ closing stock price of $92.98 per share on the last trading day of fiscal 2023.

[5]
Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. Similar provisions for a termination without cause apply with respect to Mr. Kelsey’s Employment Agreement, with such obligations continuing for two years. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

[6]
The amounts in the context of a termination in connection with a change in control include continuing payments of health and welfare benefits, company car and other benefits for three years, as provided in the agreements. Mr. Kelsey would receive similar benefits for two years in the event he is terminated without cause, or he resigns with good reason, as described above.

[7]	Excludes life or disability insurance payments from third-party insurers.

PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2023, which includes a ratio of the total annual compensation of Mr. Kelsey to the median annual total compensation of all employees other than our CEO (the “Pay Ratio”):
•	CEO total annual compensation:	$9,126,346
•	Median employee total annual compensation:	$18,996
•	Ratio of CEO to median employee compensation:	480
As permitted by SEC rules, we used the median employee that we identified in fiscal 2021 for our fiscal 2023 pay ratio because there have been no significant changes to our employee population or pay structure since fiscal 2021. In determining our median employee in fiscal 2021, a list was prepared of all of our global employees (excluding the CEO) and their annual compensation as of October 2, 2021. Annual compensation included base pay, which was determined via payroll records and annualized for those employees who were not employed for a full year at the time of the calculation. For foreign employees, we used the then-current exchange rate in order to convert such amounts into U.S. dollars. For purposes of the Pay Ratio disclosed above, the total compensation of both the CEO and the median employee for fiscal 2023 were calculated based on the definition of total compensation for purposes of the Summary Compensation Table.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions. No employees were excluded when constructing the list of our global employees, but the Pay Ratio reported above may not be comparable to the pay ratio calculated by other companies, as other companies have different circumstances, employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions.

PAY VERSUS PERFORMANCE
The information below presents the relationship between the compensation of the company’s NEOs and certain performance measures in accordance with Item 402(v) of Regulation S-K (“Pay Versus Performance Table”). For a discussion of the Company’s compensation programs and pay for performance philosophy, please refer to the section captioned “Compensation Discussion and Analysis” above.
PAY VERSUS PERFORMANCE TABLE
The information below presents the relationship between compensation actually paid (“CAP”) of the Company’s NEOs and certain performance measures calculated in accordance with Item 402(v) of Regulation S-K.

Year (a)	Summary Compensation Table Total for PEO (b)[1]	Compensation Actually Paid to PEO (c)[2]	Average Summary Compensation Table Total for Non-PEO NEOs (d)[1]	Average Compensation Actually Paid to Non-PEO NEOs (e)[2]	Value of Initial Fixed $100 Investment Based On:		Net income (millions) (h)	Economic Return[4] (i)
					TSR (f)	Peer Group TSR[3] (g)
2023	$9,126,346	$10,334,185	$2,893,215	$3,201,416	131	138	$139	3.0%
2022	$7,440,475	$8,036,717	$2,573,470	$2,768,126	123	113	$138	3.5%
2021	$7,623,221	$12,903,150	$2,295,676	$3,638,865	128	136	$139	7.0%
[1]	Mr. Kelsey is the PEO for the covered years. Our Non-PEO NEOs for the covered years are as follows:

2021	2022	2023
Patrick Jermain	Patrick Jermain	Patrick Jermain
Steven Frisch	Steven Frisch	Steven Frisch
Angelo Ninivaggi	Angelo Ninivaggi	Angelo Ninivaggi
Ronnie Darroch	Oliver Mihm	Oliver Mihm
[2]
CAP was determined by making the following adjustments relating to equity awards to total compensation as reported in the Summary Compensation Table for each year as computed in accordance with Item 402(v) of Regulation S-K:

	PEO			NEOs
	2023	2022	2021	2023	2022	2021
Summary Compensation Table Total	$9,126,346	$7,440,475	$7,623,221	$2,893,215	$2,573,470	$2,295,676
Value of Stock Awards Disclosed in the Summary Compensation Table	-$5,562,053	-$4,077,029	-$5,078,974	-$1,479,393	-$1,251,505	-$1,234,451
Year End Fair Value of Stock Awards Granted in the Year and Unvested at Year-End	$6,341,463	$5,694,429	$7,262,713	$1,679,270	$1,707,928	$1,765,111
Year-Over Year Change in Fair Value of Stock Awards Granted in a Prior Year And Outstanding and Unvested at Year-End	-$50,132	-$372,461	$1,997,562	-$8,589	-$91,165	$510,435
Change in Fair Value of Stock Awards Granted in a Prior Year that Vested in the Year	$478,561	-$648,697	$1,098,628	$116,913	-$170,602	$302,094
Compensation Actually Paid	$10,334,185	$8,036,717	$12,903,150	$3,201,416	$2,768,126	$3,638,865
The valuation methodologies used to calculate fair values for each measurement date do not materially differ from those used at the time of grant of each respective award.
[3]	Represents the Nasdaq US Benchmark Electrical Components & Equipment Index.
[4]	Represents annual economic return as calculated for PSU performance, which is defined as the difference between ROIC (calculated using GAAP operating profit) and WACC.

ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY-VERSUS-PERFORMANCE TABLE
In accordance with Item 402(v) of Regulation S-K, the following graphs illustrate the relationship between the amounts disclosed in the Pay Versus Performance Table, above, as CAP to TSR, Peer Group Total Shareholder Return, GAAP Net Income and Economic Return.

TABULAR LIST OF PERFORMANCE MEASURES
The following table lists the financial performance measures that the Company considers to be the most important financial performance measures used by the Company to link CAP to its NEOs for the most recently completed fiscal year to performance of the Company.

Economic Return
Relative TSR
Return on Invested Capital
Revenue

COMPENSATION & RISK
During fiscal 2023, the Company reviewed its compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors, and a risk rating was assigned to each factor. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, discretion to modify awards, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the balance between performance rewarded and the sustainability of that performance, the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, the value of severance packages, the degree to which pay programs (including retirement benefits) and/or grants may be considered disproportionate, and the interaction of compensation plans with the Company’s financial performance and strategy. The Compensation Committee reviewed management’s evaluation process as well as its results, and determined that both the process and conclusions reached were reasonable.
Based on this review, the Company has concluded that its compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2 –
ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION
Board Recommendation
An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation”	FOR
SEC rules require publicly-traded companies like Plexus to hold an advisory vote of their shareholders at least once every three years to approve the named executive officer compensation, as disclosed in the company’s proxy statement pursuant to Item 402 of Regulation S-K; Plexus discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Plexus currently holds these votes annually.
As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to attract, motivate and retain the talent needed to lead a complex global organization, to drive global financial and operational success, to create an ownership mindset and to appropriately balance Company performance and individual contributions towards the achievement of success. A meaningful portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.
Accordingly, the following resolution will be submitted to our shareholders for approval at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

CERTAIN TRANSACTIONS
Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role, but little, if any, stake in a particular transaction. Although these transactions are not prohibited, any such transaction involving an executive officer, director or related party must be approved by either a disinterested majority of the board of directors or by the Audit Committee.
Jacob Foate, the adult son of Dean Foate, Plexus’ Non-Executive Chair, began working for Plexus in fiscal 2019 and ended his employment with Plexus in March 2023. Prior to the separation and during fiscal 2023, Mr. Foate received $89,185 in salary through the end date of his employment and, as part of the employment separation, Mr. Foate received severance of $187,000, as well as an extension of health benefits consistent with his prior employment. Andy Kelsey, the adult son of Todd Kelsey, Plexus’ Chief Executive Officer, began working for Plexus in 2015 and is currently serving as Senior Regional Director - AMER. His annual base salary is $218,500. Andy participates in the Company’s incentive plans, as well as its other benefit plans, on the same basis as other salaried employees.
Please see “Corporate Governance–Director Independence” for a discussion of certain transactions and relationships that the board considered when determining the independence of Plexus’ directors. There were no other transactions in an amount or of a nature that were reportable under applicable SEC rules in fiscal 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of, and fees paid to, the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties that may involve a potential conflict of interest. No member of the Audit Committee is employed by, or has any other material relationship with, Plexus. The members are all “independent directors” as defined in Rule 5605(a)(2) of the listing standards applicable to the Nasdaq Global Select Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.
In connection with its function to oversee and monitor the financial reporting process of Plexus, and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:
•	Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2023, with Plexus management;
•	Discussed with PwC, Plexus’ independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•
Received the written disclosure and the letter from PwC required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended September 30, 2023. The Audit Committee further confirmed the independence of PwC.
MEMBERS OF THE AUDIT COMMITTEE:
Rainer Jueckstock, Chair
Randy J. Martinez
Peter Kelly
Karen M. Rapp

PROPOSAL 3 –
RATIFY INDEPENDENT AUDITORS
Board Recommendation
Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2024.	FOR
PwC has served as Plexus’ independent auditors since at least 1985. Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PwC as independent auditors to audit the financial statements of Plexus for fiscal 2024. In making its decision to reappoint PwC for fiscal 2024, the Audit Committee considered the qualifications, performance and independence of PwC and the audit engagement team, the quality of its discussions with PwC and the fees charged for the services provided. Although shareholder ratification of the independent auditors is not required by our bylaws or otherwise, we are submitting this matter for ratification to permit shareholders to participate in this important decision. If shareholders fail to ratify the selection of PwC as the Company’s independent auditors for fiscal 2024, the Audit Committee will reconsider the selection, although it will not be required to select a different independent auditor. Representatives of PwC are expected to participate at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.
Fees and Services
Fees (including reimbursements for out-of-pocket expenses) paid to PwC for services in the last two fiscal years were as follows:
	2022	2023
Audit fees:	1,697,843	1,900,099
Audit-related fees:	—	—
Tax fees:	—	—
All other fees:	—	—
The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees relate to Plexus’ annual integrated audit and quarterly professional reviews. The Audit Committee considered the compatibility of the non-audit services provided by PwC with the maintenance of that firm’s independence. The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chair on behalf of the Audit Committee. There were no services in fiscal 2022 or 2023 that were not approved in advance by the Audit Committee under this policy.

PROPOSAL 4 –
APPROVAL OF THE PLEXUS CORP. 2024
OMNIBUS INCENTIVE PLAN
Board Recommendation
Approval of the Plexus Corp. 2024 Omnibus Incentive Plan.	FOR
APPROVAL OF THE PLEXUS CORP. 2024 OMNIBUS INCENTIVE PLAN
We are requesting that our shareholders approve the 2024 Plan (or, in this section, the “Plan”).
In response to current market compensation trends, the board of directors determined it was in the best interests of Plexus to create a new incentive plan. The 2024 Plan is intended to continue and extend the incentives that have been provided under the 2016 Omnibus Incentive Plan by providing a means to compensate Plexus executive officers, employees and directors in a way that is performance-driven because the value of many awards will depend on performance—either of our stock or our corporate performance. Also, using Plexus stock helps us to further align the interests of our executive officers, employees and directors with those of our shareholders.
Our board also believes that adoption of the 2024 Plan is desirable because it will promote the interests of Plexus and its shareholders by continuing and strengthening the Company’s ability to attract and retain executive officers, employees and directors and by encouraging such individuals to maintain a personal interest in Plexus’ continued success and progress, by linking personal compensation to creation of value for Plexus’ shareholders.
Our board adopted the 2024 Plan on November 16, 2023, subject to shareholder approval at the annual meeting. The board unanimously recommends that shareholders vote FOR approval of the 2024 Plan. No awards will be granted under the 2024 Plan until it is approved by shareholders.
If shareholders do not approve the 2024 Plan, we will be unable to issue equity awards to our executive officers, employees and directors once the remaining share reserve is exhausted under the 2016 Omnibus Incentive Plan. As of December 8, 2023, 663,854 shares were available for future grants under the 2016 Omnibus Incentive Plan. See “Executive Compensation” above for information on awards previously made to executive officers and “Corporate Governance—Directors’ Compensation” for information on awards previously to directors under the 2016 Omnibus Incentive Plan.
If shareholders approve the 2024 Plan, then the 2016 Omnibus Incentive Plan will no longer be used for future grants. Awards previously granted under the 2016 Omnibus Incentive Plan, and its predecessor, the 2008 Long-Term Plan, will remain in effect until exercise, vesting, forfeiture or expiration, and will be administered under their terms. See “Equity Compensation Plan Information” below for a summary of shares subject to awards granted under the Company’s existing and predecessor plans, as well as shares available under the Company’s existing plan, at December 8, 2023.
A summary of the material terms of the 2024 Plan is included below. This summary is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix A.

SUMMARY OF THE 2024 PLAN
Shareholder Protections and Best Practices
WHAT THE PLAN DOES DO		WHAT THE PLAN DOESN’T DO
✔	Requires 1-year minimum vesting for most awards	✘	Provide tax gross-ups
✔	Prohibits the repricing of repurchase of underwater stock option or stock appreciation rights without shareholder approval	✘	Permit dividends or dividend equivalents to be paid on stock options, stock appreciation rights or other appreciation-type awards
✔
Prohibits recycling of shares withheld under awards to pay the exercise price of options or to cover tax withholding obligations, or shares not issued in connection with the stock settlement of SARs or purchased with stock option proceeds
		✘	Permit dividends or dividend equivalents to be paid before the underlying award vests or is earned
Types of Awards
The 2024 Plan is a stock and cash-based incentive plan, and includes provisions permitting Plexus to grant the following types of awards to eligible individuals:
•
stock options, consisting of incentive stock options (“ISOs”), intended to qualify within the meaning of Section 422 of the Code, and non-qualified stock options (“NSOs”) that do not meet the requirements of Section 422 of the Code;

•	SARs, which may be settled in cash or in Plexus stock;
•	shares of restricted stock and RSUs;
•	performance stock and PSUs;
•	other stock awards; and
•	cash incentive awards.
In this section of the proxy statement, we call ISOs and NSOs “options,” and options, SARs, restricted stock, performance stock, other stock awards and cash incentive awards collectively as “awards.”
Shares Reserved
The maximum number of shares of Plexus common stock that may be issued pursuant to awards granted under the 2024 Plan is 800,000 shares plus the number of shares of Plexus common stock reserved for issuance under the 2016 Omnibus Incentive Plan that have not been issued and are not subject to outstanding awards as of the effective date of the 2024 Plan, all of which may be issued as ISOs. Shares may be original issue shares, treasury shares held by Plexus (including shares repurchased by Plexus or an independent agent in the open market to be used for awards), or from a combination of the foregoing. Additionally, if any award granted under either the 2016 Omnibus Incentive Plan or the 2024 Plan is canceled, terminates, expires or lapses without the issuance of shares, or if the award is settled in cash, then any shares subject to the award will be available for the grant of other awards under the 2024 Plan. The number of shares reserved for issuance will be reduced, however, by the number of shares delivered to or withheld by the Company to pay the exercise price of stock options or to pay the withholding taxes related to awards. In addition, shares not issued in connection with the stock settlement of a SAR or purchased by Plexus using option exercise proceeds may not be available for new grants under the 2024 Plan.
On December 8, 2023, the closing price of Plexus common stock Nasdaq Global Select Market was $101.73 per share.

Administration
The 2024 Plan will be administered by the Compensation and Leadership Development Committee (in this section, the “Committee”). Subject to the terms of the Plan, the Committee, in its discretion, will designate the persons to whom awards will be made, grant the awards in the form and amount as it determines and impose such limitations, restrictions and conditions upon any such award as it deems appropriate. The Committee may delegate certain of these decisions relating to awards to other Plexus officers, employees or directors. However, the Committee itself will make these decisions related to any awards made to executive officers and the full board of directors will make these decisions with respect to any awards made to directors. We refer to the Committee, its designees and the board acting in these capacities as the “Administrator.”
Each award under the 2024 Plan will be evidenced by an agreement containing such terms as the Administrator may establish from time to time.
Eligible Award Recipients and Director Award Limitations
Officers, key employees and directors of Plexus and its subsidiaries will be eligible to receive awards under the 2024 Plan if selected by the Committee for participation. Plexus estimates that the number of persons who will be eligible to participate in the 2024 Plan is 1,250 to 1,750, including each of our 8 executive officers and 10 non-employee directors.
Under the Plan, during any calendar year, a non-employee director may not receive awards under the 2024 Plan having a value, when added to the cash fees paid to the director, exceeding $750,000, or in the case of the Lead Director or Chairperson of the board, or for the first year a non-employee director serves on our board, exceeding $900,000 (with the value of such awards computed as of grant under applicable financial accounting rules).
Stock Options and SARs
The Administrator may grant options and SARs to eligible individuals, although only employees of Plexus or its subsidiaries may be granted ISOs, and will determine the number of shares subject to the award, the time or times within which such awards may be exercised and any other terms of such awards, subject to the terms of the Plan.
The exercise price of options and SARs granted under the 2024 Plan may not be less than 100% of the fair market value of the shares on the date the award is granted. The Plan defines fair market value as the opening, closing, actual, high, low or average selling prices of Plexus common stock on the date of grant, the preceding trading day, the next succeeding trading day or for an average of trading days, as determined by the Administrator. Options and SARs will have maximum exercise terms of 10 years from grant.
No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly, shares representing more than 10% of the total combined voting power of Plexus, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years.
Payment for shares acquired through exercising options issued under the 2024 Plan may be made in such manner as the Administrator determines, including in cash or in shares of Plexus common stock, including shares beneficially owned by the grantee or through the surrender of shares to be otherwise received upon exercising the related option, valued at their fair market value as of the exercise date, or in a combination thereof.
Awards of SARs may be made alone or together with other awards under the 2024 Plan. The Administrator will determine the terms of any SAR grants.

No Repricing
The Administrator may not amend the terms of outstanding options or SARs to reduce the exercise price, cancel outstanding options or stock appreciation rights in exchange for or substitution of new options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or cancel outstanding options or SARs with an exercise price above the current fair market value of a share of our common stock in exchange for cash, other securities or other awards under the Plan, in each case, unless such action is subject to and approved by our shareholders or would not be deemed to be a repricing under the rules any stock exchange on which our common stock is listed.
Restricted Stock and RSUs
The Administrator may grant restricted stock or RSUs to eligible individuals, and will determine the number of shares subject to the award, the time or times within which such awards may be subject to forfeiture and any other terms of the awards, subject to the terms of the Plan. Grants of restricted stock or RSUs may be conditioned upon the attainment of specified Performance Goals, which are discussed below and described in the Plan, or other criteria determined by the Administrator. Until the forfeiture restrictions lapse or the conditions are satisfied, the individual may not sell, assign, transfer, pledge or otherwise encumber the award. If the restrictions lapse, unrestricted shares or cash equal to the fair market value of the shares subject to the award, will be issued or paid to the individual.
Performance Stock and PSUs
The Administrator may grant performance stock (including PSUs) to eligible individuals, and will determine the number of shares subject to the award, the Performance Goals that must be satisfied, the time within which such awards will be subject to forfeiture and any other terms of the awards, subject to the terms of the Plan. Until all conditions for an award have been satisfied, the individual may not sell, assign, transfer, pledge or otherwise encumber the award. If the vesting conditions are satisfied, unrestricted shares or cash equal to the fair market value of the shares subject to the award, will be issued or paid to the individual.
Other Stock Awards
The Administrator may also grant other stock awards under the 2024 Plan to eligible individuals. The Administrator will determine the number of shares subject to the award and any other terms of the other stock awards, subject to the terms of the Plan.
Dividends and Dividend Equivalent Rights
If dividends are paid while restricted shares or performance shares granted under the 2024 Plan are subject to restrictions, then the recipient of the award will not receive such dividends unless, and only to the same extent as, the underlying award vests.
The 2024 Plan permits the grant of dividend equivalent rights in connection with the grant of any full-value equity-based award, such as RSUs or PSUs. Thus, dividend equivalent rights may not be granted with respect to options, SARs or any other equity-based award not measured in relation to the full value of one share of our common stock. Dividend equivalent rights are rights to receive (or to receive credits for the future payment of) cash, shares of common stock, other awards or other property equal in value to dividend payments or distributions paid or made with respect to a specified number of shares of common stock. The Administrator will determine the terms of any dividend equivalent rights, except that no dividend equivalent rights may vest, be settled or paid unless and to the same extent as the award to which it relates becomes vested, settled and paid.

Cash Incentive Awards
The Administrator may grant cash incentive awards to eligible individuals, either alone or in addition to other awards granted under the 2024 Plan. The Administrator will determine the amount of cash, and the conditions upon which the awards, will be paid, including the Performance Goals that must be satisfied. The Plan does not limit the authority of the Company, the board or the Committee to award other bonuses or compensation to any person.
Performance Goals
The Administrator may grant awards under the 2024 Plan subject to specified subjective goals (such as the recipient’s individual performance) or performance goals based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction or with specified adjustments (the “Performance Goals”): income (pre-tax or after-tax and with adjustments as stipulated), earnings per share (basic and diluted), return on equity, return on capital employed (“ROCE”), revenue, sales, gross profit, gross profit margin, operating profit, operating profit margin, return on assets, return on tangible book value, return on sales, earnings before or after taxes including earnings before interest, taxes, depreciation and/or amortization (“EBIDTA”), expense ratio, increase in stock price, ROIC, total shareholder return, shareholder value added (or a derivative thereof), free cash flow, operating cash flow, working capital, cash cycle days, expenses, cost reduction, market share, level or amount of acquisitions, debt reduction, on-time to commit, on-time to request, manufacturing process yield, quality yield, economic profit or return, operating margin, objective measures of productivity or operating efficiency, new business wins, net promoter score and customer satisfaction.
The Performance Goals may be based solely by reference to the performance of Plexus or the performance of an affiliate, division, business segment or business unit or subsidiary of Plexus, or based upon the relative performance of other companies or upon comparison of the indicators of performance relative to other companies. In measuring the degree of attainment of a Performance Goal, the Administrator may make adjustments to the goals or how the goals are measured, such as by excluding extraordinary charges, including those related to restructurings, discontinued operations, mergers, acquisitions and items that are unusual in nature or occur infrequently, subject to its use of appropriate discretion.
Performance Goals will be established in writing by the Administrator not later than 90 days after the commencement of the period of service to which the Performance Goal relates. The preestablished Performance Goals must state, in terms of an objective formula or standard, the method for computing the compensation payable to any employee if the goal is attained. If Performance Goals established by the Administrator are not met, the related award will be forfeited.
Minimum Vesting Period
The vesting schedule for awards will be determined at the time of grant. However, the Plan provides that the minimum vesting period for awards must be at least one year, provided that the Administrator may provide for accelerated vesting upon a grantee’s death, disability or retirement from the Company, termination without cause or other special circumstances. For awards made to non-employee directors, the one-year minimum vesting period refers to the period from one annual shareholders’ meeting to the next, provided such period is at least fifty weeks. Notwithstanding the foregoing, up to 5% of the shares available for issuance under awards under the Plan be granted as unrestricted shares of the Company’s common stock or as awards having a vesting period of less than one year.

Effect of Transactions
In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Plexus is the surviving entity, combination or exchange of shares, or other capital change affecting Plexus common stock, appropriate changes in the number and kind of shares available for grant under the 2024 Plan and in the number, price and kind of shares covered by other outstanding awards shall be made.
In the case of a change in control of Plexus, all awards that are subject to time-vesting requirements will become fully vested and all awards that are subject to performance-vesting requirements will become vested either by treating the performance period as being completed immediately prior to the change in control and determining the extent of vesting based on the level of performance achieved, or assuming that the performance goals had been met at target, whichever is provided by the award agreement. The Administrator may also choose to cancel all awards on the change in control date for a cash payment equal to the value of the award.
Clawback or Recoupment
All awards under the Plan will be subject to forfeiture or other penalties under any clawback policy we may adopt or amend from time to time, or as may be required by any law, rule or regulation.
Non-transferability of Awards
A grantee is generally prohibited from any transferring an award, other than by will or the laws of descent, and options and SARs will be exercisable during the grantee’s lifetime solely by the grantee or the grantee’s duly appointed guardian or personal representative. However, the Administrator may permit a grantee to transfer an award to a family member or a trust or partnership for the benefit of a family member, under rules established by the Administrator.
Amendment, Suspension or Termination
Our board may, at any time, amend, suspend or terminate the 2024 Plan. The effectiveness of any amendment to the 2024 Plan will be contingent on approval of such amendment by our shareholders to the extent provided by the board of directors or required by laws (including, for so long as our common stock is listed on a stock exchange, the rules of such stock exchange). In addition, the Administrator may amend award agreements, subject to certain limitation described in the Plan.
The 2024 Plan will automatically terminate on February 1, 2034, unless our board terminates the Plan earlier.

NEW PLAN BENEFITS AND HISTORIC SHARE USAGE
The number of awards that will be granted under the 2024 Plan in the future to any single key employee or group of key employees is determined by the Committee in its discretion and therefore is not determinable at this time.
However, the Committee estimates that approximately 335,000 shares will be granted to employees from the 2016 Plan in January 2024 in connection with the Company’s normal annual equity grant cycle. The table below presents a reconciliation of the shares outstanding and available to grant as of December 8, 2023 and an estimate of share usage between December 8, 2023 and February 14, 2024.
	Number of Shares	Comment
Award activity between September 30, 2023 and December 8, 2023
Outstanding awards as of September 30, 2023	805,543	4,480 stock options and 801,063 RSUs and PSUs
Vested	(45,067)	40,840 PSUs vested based on Economic Return for 2021–2023 performance period; 3,800 options exercised; 427 RSUs vested
Granted	5,860
Canceled	(1,079)
Outstanding awards as of December 8, 2023	765,257	Awards outstanding as of record date.
Anticipated RSU and PSU activity between December 8, 2023 and February 14, 2024
Anticipated grants	335,000	Approximate size of 2024 annual grants
Anticipated vesting	(189,851)
Anticipated outstanding awards as of February 14, 2024	910,406
As of December 8, 2023, the 2016 Plan had 663,854 shares remaining and we anticipate granting approximately 335,000 RSUs and PSUs in January 2024 (when the Company typically grants annual equity awards to eligible participants). Excluding the impact of shares added back to the plan relating to forfeitures and adjustments related to performance results for performance shares with performance cycles ending in January 2024, the remaining shares authorized under the 2016 Plan is anticipated to be approximately 328,854. Since the potential resulting number of shares available for grant under the 2016 Plan is less than what we would expect to grant in January 2025, the Company is proposing to shareholders the adoption of the 2024 Plan. If the 2024 Plan is authorized by shareholders, an additional 800,000 shares will be available to grant, which we expect will last approximately an additional three years.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding our equity incentive plans. All information presented is as of December 8, 2023. We do not have any equity compensation plans that have not been approved by our shareholders.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price of outstanding options, warrants and rights[2]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	765,257	41.04	663,854
Equity compensation plans not approved by security holders	—	n/a	—
Total	765,257	41.04	663,854
[1]
Represents options, stock-settled SARs, PSUs and RSUs granted under the 2016 Omnibus Plan and the 2008 Long-Term Plan, both of which were approved by shareholders. No further awards may be made under the 2008 Long-Term Plan, and, if the 2024 Plan is approved by shareholders at the annual meeting, no further awards will be made under the 2016 Omnibus Plan (but the shares remaining under the 2016 Plan will be added to the 2024 Plan reserve).

[2]	The weighted average exercise prices exclude PSUs and RSUs.
TAX CONSEQUENCES
The following summarizes certain U.S. federal income tax consequences relating to the 2024 Plan. The summary is based upon the laws and regulations in effect as of this proxy statement and is not a complete statement of the law. The discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the U.S. federal income tax treatment described. The exact U.S. federal income tax treatment of transactions under the 2024 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors regarding all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.
Incentive Stock Options (ISOs)
The grant of ISOs will create no income tax consequences for Plexus or the optionee. An optionee will not recognize taxable income upon exercising an ISO if the shares acquired upon exercise are held for at least two years after grant and for at least one year after exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received upon exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.
Ordinarily, Plexus will not be allowed a tax deduction for the stock issued upon exercising an ISO. However, if the requirements for an ISO are met except for the holding period rules noted above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. Plexus will generally be allowed a corresponding tax deduction for the amount of the optionee’s ordinary income at the same time as the optionee includes such amount in income.

Non-Qualified Stock Options (NSOs)
The grant of NSOs will create no income tax consequences for Plexus or the optionee. Upon the exercise of an NSO, an optionee will recognize taxable income equal to the difference between the exercise price and the fair market value of the shares at the date of exercise, and Plexus generally is entitled to a tax deduction in the same amount at such time. On a subsequent sale or exchange of shares acquired upon the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will generally be the amount paid for the shares plus the amount treated as taxable income when the shares were acquired upon the exercise of the option. Upon the grantee’s subsequent disposition of the shares, the grantee will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the grantee received the shares).
Stock Appreciation Rights (SARs)
The grant of SARs will create no income tax consequences for Plexus or the grantee. An award holder will recognize ordinary income upon exercise of a SAR in an amount determined by multiplying (1) the excess of the fair market value of a share of Plexus stock on the SAR exercise date over the fair market value of a share of stock on the SAR grant date, by (2) the number of SARs exercised. Plexus is generally entitled to a tax deduction in the same amount at such time. If shares are issued upon exercise of the SAR, upon the grantee’s subsequent disposition of the shares, the grantee will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the grantee received the shares).
Restricted Stock Shares and Performance Stock Shares
A grantee receiving restricted stock shares or performance stock shares will generally recognize ordinary income equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture or is transferable. While the restrictions are in effect, the grantee will recognize compensation income equal to any dividends received and Plexus will be allowed a tax deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant, to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. Plexus is generally entitled to a tax deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable. Upon the grantee’s subsequent disposition of the shares, the grantee will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the grantee received the shares, if a Section 83(b) election was made, or on the date the shares became vested or transferable, if no Section 83(b) election was made).
Restricted Stock Units (RSUs) and Performance Share Units (PSUs)
The grant of RSUs or PSUs will create no income tax consequences for Plexus or the grantee. Assuming the specified vesting or performance conditions are achieved, the grantee will recognize ordinary income equal to the fair market value of the shares received. Plexus is generally entitled to a tax deduction in the same amount at the same time as income is recognized by the grantee. Upon the grantee’s subsequent disposition of the shares, the grantee will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the grantee received the shares).

Other Stock Awards
A grantee of another stock award will generally recognize ordinary income equal to the fair market value of Plexus stock at the time the stock is granted, unless the award is subject to restrictions. Upon the lapse of the restrictions the grantee will recognize ordinary income equal to the fair market value of the shares at such time. If applicable, while the restrictions are in effect, the grantee will recognize compensation income equal to any dividends received and Plexus will generally be allowed a deduction for that amount. Plexus is generally entitled to a tax deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.
Cash Incentive Awards
A recipient who is paid a cash bonus award will recognize ordinary income equal to the cash paid. Plexus is generally entitled to a tax deduction in the same amount and at the same time as income is recognized by the employee.
Code Section 162(m) Limitation on Deductions
Code Section 162(m) limits the corporate tax deduction for most compensation paid to certain executive officers to $1.0 million per executive officer per year.
Code Section 409A
Awards under the 2024 Plan may constitute, or provide for, a deferral of compensation under Code Section 409A. If the requirements of Code Section 409A are not complied with, then the recipients of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties.
Withholding
Plexus may deduct or withhold, or require a grantee to remit to Plexus, an amount sufficient to satisfy federal, state, and local taxes (including the grantee’s FICA obligation) required by law to be withheld regarding any taxable event arising or because of the 2024 Plan. With respect to withholding required upon the exercise or vesting of equity awards, executive officers may elect, subject to the approval of the Administrator, to satisfy the withholding requirement, in whole or in part, by having Plexus withhold shares having a fair market value on the date the tax is to be determined no greater than the maximum statutory total tax that could be imposed on the transaction or by using cash.
Householding & Solicitation
A copy (without exhibits) of Plexus’ annual report to the SEC on Form 10-K for the fiscal year ended September 30, 2023, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 8, 2023, on the written request of that person directed to: Shawn Harrison, VP – Communications and Investor Relations, Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also the Notice page of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com under the link titled “Investors,” then “Financial Info.”
To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on the first page of this proxy statement. You may also contact Mr. Harrison at that address or at 1.920.969.6000 if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.
This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy materials will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials.
Proxies may be solicited in person, or by telephone, e-mail or facsimile, by officers and regular employees of Plexus who will not be separately compensated for those services.
SAFE HARBOR AND FAIR DISCLOSURE STATEMENT
The statements contained in this proxy statement that are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus. Other risks and uncertainties are described in our other SEC filings, particularly within Risk Factors in our fiscal 2023 Form 10-K and any subsequently filed Form 10-Q.
By order of the Board of Directors

Angelo M. Ninivaggi
Neenah, Wisconsin	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
December 15, 2023

APPENDIX A
TO 2024 PROXY STATEMENT
PLEXUS CORP.
2024 OMNIBUS INCENTIVE PLAN
1.	Introduction.
(a)
Purposes. The purposes of the 2024 Omnibus Incentive Plan are to provide a means to attract and retain talented personnel and to provide to participating directors, officers and other key employees long-term incentives for high levels of performance and for successful efforts to improve the financial performance of the Corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp., Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Stock Units, Other Stock Awards and the grant of Cash Incentive Awards, as described below.

(b)
Effective Date. The Plan shall become effective on the date of the Corporation’s 2024 Annual Meeting of Shareholders (the “Effective Date”), provided that the Corporation’s shareholders approve the Plan on such date.

(c)
Effect on Prior Plans. If the 2024 Omnibus Incentive Plan is approved by shareholders, then no further awards will be granted under the Plexus Corp. 2016 Omnibus Incentive Plan (the “2016 Plan”). Awards granted previously under the 2016 Plan and its predecessors will remain in effect until they are exercised or settled, have expired, or are otherwise terminated in accordance with their terms, and shall continue to be administered in accordance with their terms and the relevant plan.

2.	Definitions.
Capitalized terms used and not otherwise defined in this Plan or in any Award Agreement have the following meanings:
(a)
“1934 Act” means the Securities Exchange Act of 1934, as it may be amended from time to time. Any reference to a specific section of the 1934 Act shall include all rules and guidance issued thereunder and any successor provision.

(b)
“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Units, Performance Stock Units, Other Stock Award or Cash Incentive Award, as appropriate.

(c)
“Award Agreement” means the agreement between the Corporation and the Grantee specifying the terms and conditions of an Award, as described thereunder. The Corporation may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Grantee.

(d)	"Board” means the Board of Directors of the Corporation.
(e)	“Cash Incentive Award” means a cash incentive award under Section 9 of the Plan.
(f)
“Cause” means (i) if a Grantee has in effect an employment agreement with the Corporation or an affiliate that defines “Cause,” then the definition set forth in such agreement, or if none, then (ii) a violation of the Corporation’s Code of Conduct and Business Ethics, or substantial and continued failure of the employee to perform his or her assigned duties, which results in, or was intended to result in (A) demonstrable injury to the Corporation, monetary or otherwise or (B) gain to, or enrichment of, the Grantee at the Corporation’s expense.

(g)	“Change in Control” means the first to occur of the following events:
(i)
Any person, entity or group, other than an Excluded Person (as defined below), shall become the beneficial owner of such number of Shares, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. “Excluded Person” means (A) the Corporation or its subsidiaries, (B) any employee benefit plan of the Corporation or its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation, or (E) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of Shares and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act;

(ii)
Continuing Directors shall for any reason cease to constitute a majority of the Board. “Continuing Director” shall mean a member of the Board who either was a member of the Board on the Effective Date or who subsequently became a member of the Board and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office;

(iii)
The Corporation disposes of all or substantially all of the business of the Corporation to a party or parties other than a subsidiary or affiliate of the Corporation pursuant to a partial or complete liquidation, sale of assets (including stock of a subsidiary of the Corporation) or otherwise; or

(iv)
The Corporation is involved in a merger, consolidation or share exchange with any other entity, or the Corporation’s voting securities are issued in any such transaction, other than a merger, consolidation or share exchange that either: (A) results in the shareholders of the Corporation immediately prior to such transaction continuing to hold, in substantially the same proportion, at least fifty percent (50%) of the voting securities of the Corporation or surviving entity in the transaction (or any parent thereof), or (B) is effected to implement a recapitalization of the Corporation (or similar transaction) in which no person, entity or group (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person, entity or group any securities acquired directly from the Corporation after the Effective Date pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then Shares or the combined voting power of the Corporation’s then outstanding voting securities.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Shares immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Corporation, an entity that owns all or substantially all of the assets or voting securities of the Corporation immediately following such transaction or series of transactions.
(h)
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a specific section of the Code shall include all regulations and guidance issued thereunder and any successor provision.

(i)
“Committee” means the Compensation and Leadership Development Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, or the person or persons to whom the Committee has delegated its power and responsibilities under Section 4. Notwithstanding the foregoing, with respect to Awards granted to non-employee directors, references to the “Committee” shall mean the Board.

(j)	“Common Stock” means the common stock of the Corporation having a par value of $.01 per share.
(k)	“Corporation” means Plexus Corp., a Wisconsin corporation.
(l)	“Disability” means a permanent and total disability as described in Code Section 22(e)(3).
(m)	“Dividend Equivalent” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.
(n)
“Fair Market Value” means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the Nasdaq Stock Market and the New York Stock Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to (i) the reported closing price of a Share on the Nasdaq Stock Market, the New York Stock Exchange or such other established stock exchange on such date, or if no sale of Shares shall have been made on that date, on the preceding date on which there was such a sale, (ii) if the Shares are not then listed on an exchange, the last trade price per Share in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if the Shares are not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee; provided that for purposes of a sale of a Share or an Option or Stock Appreciation Right exercise, the actual trading price of a Share at the time of the sale or exercise, as applicable, shall be the “Fair Market Value” for purposes of such transaction.

(o)
“Grant Date” means the date on which an Award is granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

(p)	“Grantee” means an individual who has been granted an Award.
(q)	“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.
(r)	“Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.
(s)	“Option” means the right to purchase Shares at a stated price on one or more dates in the future. An Option may either be an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.
(t)	“Other Stock Award” means an Award described in Section 9.
(u)
“Performance Goal” means any objective or subjective performance goal established by the Committee with respect to an Award. Performance Goals may, include, but are not limited to, the following business criteria measured on an absolute basis or in terms of growth or reduction or with specified adjustments: income (pre-tax or after-tax and with adjustments as stipulated), earnings per share (basic and diluted), return on equity, return on capital employed (ROCE), revenue, sales, gross profit, gross profit margin, operating profit, operating profit margin return on assets, return on tangible book value, return on sales, earnings before or after taxes including earnings before interest, taxes, depreciation and/or amortization (EBIDTA), expense ratio, increase in stock price, return on invested capital (ROIC), total shareholder return, shareholder value added (or a derivative thereof), free cash flow, operating cash flow, working capital, cash cycle days, expenses, cost reduction, market share, level or amount of acquisitions, debt reduction, on-time to commit, on-time to request, manufacturing process yield, quality yield, economic profit or return, operating margin, objective measures of productivity or operating efficiency, new business wins, net promoter score and customer satisfaction. Such performance goals may be based solely by reference to the Corporation’s performance or the performance of an affiliate, division, business segment or business unit of the Corporation or any of its subsidiaries, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Performance Goals may also relate to a Grantee’s individual performance.
The Committee reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Committee determines is appropriate, including, but not limited to, excluding the impact of Extraordinary Events. “Extraordinary Event” means any one of the following events: (i) restructurings, discontinued operations, impairment of goodwill or long-lived assets, follow-on stock offerings, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, (iii) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, (iv) changes in tax regulations or laws, or (v) the effect of a merger or acquisition. The inclusion in an Award Agreement of specific adjustments or modifications shall not be deemed to preclude the Committee from making other adjustments or modifications, in its discretion, as described herein, unless the Award Agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.
(v)	“Performance Stock Unit” means the right to receive a Share, or a cash payment equal to the Fair Market Value of a Share, in the future contingent on the achievement of one or more Performance Goals.
(w)	“Plan” means the Plexus Corp. 2024 Omnibus Incentive Plan as set forth herein, as it may be amended from time to time.
(x)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such rule.
(y)
“Restricted Stock” means Shares which are subject to forfeiture and/or restrictions on transfer, which may lapse upon the achievement of Performance Goals or upon completion of a period of service or such other conditions established by the Committee.

(z)
“Restricted Stock Unit” means the right to receive a Share, or a cash payment equal to the Fair Market Value of a Share, in the future contingent on completion of a period of service or satisfaction of other specified conditions.

(aa)
“Retirement” means separation from the Corporation other than for Cause on or after age fifty-five (55) and after employment by the Corporation for at least five (5) consecutive years immediately prior to separation, unless otherwise stated in the applicable Award Agreement.

(bb)	“Share” means one share of Common Stock.

(cc)
“Stock Appreciation Right” or “SAR” means the right to receive cash or Shares in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the SAR’s exercise price.

3.	Shares Subject to Award.
(a)
Plan Reserve. Subject to adjustment as provided in Section 12(b) hereunder, the number of Shares that may be issued under the Plan shall not exceed the sum of (i) eight hundred thousand (800,000) Shares plus (ii) the number of Shares available for issuance under the 2016 Plan that had not been made subject to outstanding awards as of the Effective Date, plus (iii) subject to the rules of subsection (b), any Shares subject to outstanding awards under the 2016 Plan as of the Effective Date that thereafter lapse, expire, terminate, or are cancelled (the “Share Limit”), all of which may be issued in the form of Incentive Stock Options except as limited by subsection (b). Shares issued under the Plan may come from authorized but unissued Shares, from treasury Shares held by the Corporation, from Shares purchased by the Corporation or an independent agent in the open market for such purpose, or from any combination of the foregoing. The maximum number of Shares which could be issued under an Award shall count against the Share Limit as of the Grant Date of an Award, but such Shares may again become available for new Awards as provided in subsection (b).

(b)	Share Recycling.
(i)
To the extent an Award lapses, expires, terminates or is cancelled without the issuance of Shares thereunder, or to the extent an Award is settled in cash, then the Shares subject to such Award may again be used for new Awards under this Plan.

(ii)
If Shares are issued under any Award and the Corporation subsequently reacquires them because the Award has expired, is canceled, is forfeited or otherwise has terminated, then the Shares delivered in respect of such Award may again be used for new Awards under this Plan, provided that such Shares cannot be issued pursuant to Incentive Stock Options.

(iii)
Shares subject to an Award shall not again be made available for issuance under the Plan if such shares are delivered to or withheld by the Corporation to pay the exercise price of an Option, or delivered to or withheld by the Corporation to pay the withholding taxes related to an Award. In addition, Shares not issued in connection with the stock settlement of a SAR upon its exercise or purchased by the Corporation using proceeds from Option exercises shall not become available for new grants hereunder.

(c)
Issuance or Assumption in Connection with Transaction. Notwithstanding any other provision of this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate, and such awards shall not count against the Plan’s Share Limit.

4.	Administration of the Plan.
(a)
General. The Plan shall be administered by the Committee, provided that only the Board shall have the power to grant Awards to non-employee directors (unless the Board delegates such power in accordance with subsection (b) below). The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:

(i)	grant Awards, and to determine the terms of each Award, including but not limited to the individuals to whom, the number of shares subject to, and the time or times at which, Awards shall be granted;

(ii)	interpret the Plan and any Award Agreement;
(iii)	prescribe, amend and rescind rules and regulations relating to the Plan;
(iv)	determine the terms and provisions of the respective Award Agreements (which need not be identical) by which Awards shall be evidenced;
(v)	make all other determinations deemed necessary or advisable for the administration of the Plan;
(vi)	require withholding from or payment by a Grantee of any federal, state or local taxes;
(vii)	impose on any Grantee such additional conditions, restrictions and limitations upon grant, exercise and retention of Awards as the Committee shall deem appropriate;
(viii) treat any Grantee who Retires as a continuing employee for purposes of the Plan; and
(ix)	modify, extend or renew any Award previously granted; provided, however, that this provision shall not provide authority to reprice Awards to a lower exercise price in violation of Section 5(g)(ii).
(b)
Delegation. To the extent applicable law permits, the Board may delegate all or any part of its responsibilities and powers to any committee of the Board, subcommittee, or any executive officer or officer of the Corporation, and the Committee may delegate all or any part of its responsibilities and powers to a subcommittee or any executive officer or officers of the Corporation selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.

5.	Terms Applicable to All Awards.
(a)	Grantees.
(i)
Awards may be granted to directors, officers and key employees of the Corporation and any of its subsidiaries at any time, as determined by the Committee in its sole discretion. In selecting the individuals to whom Awards shall be granted, as well as the size of such Awards, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. The Grantee’s receipt of an Award shall not entitle the Grantee to receive an Award at any future time.

(ii)
In no event shall the aggregate grant date value (determined in accordance with generally accepted accounting principles) of all Awards granted to a non-employee director for his or her service on the Board in a calendar year, taken together with any cash fees paid during that calendar year to the non-employee director for his or her service on the Board, exceed seven hundred and fifty thousand dollars ($750,000), provided that such limit shall be increased to nine hundred thousand dollars ($900,000) with respect to a non-employee director serving as Lead Director or Chairperson of the Board or with respect to a non-employee director’s first year on the Board.

(b)
Evidence of Awards. All Awards shall be evidenced by an Award Agreement which shall be delivered to the Participant as soon as practicable after the Grant Date. If the Grantee fails to accept the Award within thirty (30) days of the date of the Award Agreement’s delivery to the Grantee (or by such other deadline imposed by the Committee), then the Award may be deemed withdrawn. Terms and conditions contained in an Award Agreement need not be the same for all Grantees.

(c)	Minimum Vesting Period. All Awards granted under the Plan shall have a minimum vesting period of one year from the Grant Date, provided that such minimum vesting period will not apply to Awards with respect to up to five percent (5%) of the Share Limit. For purposes of Awards granted to non-employee directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than fifty (50) weeks.
(d)
Discretion to Accelerate. Notwithstanding Section 5(c), the Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, Disability, Retirement, or termination without Cause, or upon any other event as determined by the Committee in its sole and absolute discretion.

(e)
Dividends and Dividend Equivalents. In no event may dividends or Dividend Equivalents be awarded with respect to Options, SARs or any other appreciation-based Award. Notwithstanding anything to the contrary in this Plan, and for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or Dividend Equivalents on unvested Awards for all equity Award types.

(f)
Non-Transferability of Awards. Awards granted hereunder shall, by their terms, be non-transferable by a Grantee other than by will or the laws of descent and distribution and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer an Award, other than an Incentive Stock Option, to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

(g)	Amending Outstanding Awards.
(i)
Except as provided in clause (ii) below, the Committee may amend, or cancel any Award, or waive any restrictions or conditions applicable to any Award, provided that the Grantee agrees to any amendment or cancellation. Notwithstanding the foregoing, the Committee need not obtain Grantee consent to amend or cancel an award in the following circumstances: (A) pursuant to Sections 11 or 12(b) or as otherwise specifically authorized under the Plan; (B) to the extent the Committee deems such action necessary to preserve favorable accounting or tax treatment of any Award for the Corporation; or (C) to the extent the Committee determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Grantee.

(ii)
Except as permitted by Section 12(b), the following actions are prohibited under the Plan unless specifically approved by the Corporation’s shareholders: (A) amending the terms of outstanding Options or SARs to reduce the exercise price of thereof; (B) canceling outstanding Options or SARS in exchange new Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (C) canceling outstanding Options or SARs with an exercise price above the current Fair Market Value of a Share in exchange for cash or other securities or Awards issued under the Plan.

6.	Options and Stock Appreciation Rights.
Subject to the below and the other terms of this Plan, the Committee will determine all terms and conditions of each Option and SAR, including the number of Shares subject to the Option or SAR, the vesting schedule, the exercise price, and the requirements of exercise.
(a)	Designation. If the Committee grants an Option, then it will determine whether the Award is an Incentive Stock Option or Non-Qualified Stock Option.

(i)
Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Corporation or a subsidiary corporation of the Corporation. No Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code) shares representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or its subsidiaries (a “10% Stockholder”), unless, at the time the option is granted, and in accordance with the provisions of Section 422 of the Code, the option exercise price is 110% of the Fair Market Value of a Share on the date of grant and the Option expires no later than 5 years after the Grant Date.

(ii)
Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 of the Code shall be designated as Non-Qualified Stock Options.

(b)	Exercise Price. The exercise price per Share covered by each Option and SAR shall be not less than the Fair Market Value of a Share on the Grant Date.
(c)
Vesting and Exercise. An Option or SAR shall vest and become exercisable at such times as are set forth in the Award Agreement, provided that no Option shall be exercisable after the tenth (10th) anniversary of the Grant Date (or the fifth (5th) anniversary of the Grant Date for an Incentive Stock Option granted to a 10% Stockholder), and no SAR shall be exercisable after the 10th anniversary of the Grant Date. No Option or SAR may be exercised if, in the opinion of counsel for the Corporation, the issuance or sale of Stock or payment of cash by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason.

(d)
Payment of Option Exercise Price. The Grantee may pay the Option exercise price with (i) cash, (ii) outstanding Shares beneficially owned by the Grantee, the Grantee’s spouse or both, (iii) with the approval of the Committee, or if the applicable Award Agreement so provides, by surrendering to the Corporation Shares otherwise receivable upon exercise of the Option, (iv) any combination of the foregoing, or (v) through any means as permitted by the Committee. If Shares are used in part or full payment of the exercise price of an Option, such Shares shall be valued as of the date of exercise of the Option at the Fair Market Value of the Shares.

(e)
Settlement of SARs. Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (i) the difference obtained by subtracting the exercise price of the SAR from the Fair Market Value of a Share on the date of exercise, by (ii) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in Shares, or in some combination thereof.

7.	Restricted Stock Awards.
The Committee will determine all terms of and conditions of an Award of Restricted Stock, including the number of Shares granted, the forfeiture and/or transfer restrictions applicable to the Shares, the vesting schedule, and whether the Restricted Stock will be subject to any Performance Goals, subject to the following:
(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock.
(b)	If and when the applicable restrictions lapse, unrestricted Shares shall be issued to the Grantee.

(c)
A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Corporation, including the right to vote the Shares and the right to receive any dividends, subject to Section 5(e). Unless otherwise determined by the Committee, cash dividends that are paid while the Restricted Stock is unvested shall be accumulated and paid in cash at the same time, and to the same extent as, the Restricted Stock vests, and stock dividends that are paid while the Restricted Stock is unvested shall be paid in the form of additional Restricted Stock having the same terms and conditions as the original Restricted Stock.

8.	Restricted Stock Units and Performance Stock Units.
Subject to the terms of the Plan, the Committee will determine all terms and conditions of each grant of Restricted Stock Units and Performance Stock Units, including the number of units granted, the vesting schedule of the Award, whether the Award will be settled in cash or Shares or a combination thereof, whether the Award entitles the Grantee to Dividend Equivalents and, if applicable, the Performance Goals of the Award. If an Award includes Dividend Equivalents, they will either, at the discretion of the Committee, be (a) accumulated and paid, in cash or Shares as determined in the Committee’s discretion, at the same time and to the same extent that the underlying Award vests or is earned or (b) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the original units. For clarity, in no event will a Participant receive Dividend Equivalent payments unless, until and to the same extent as the original units vest and are paid.
9.	Other Stock Awards.
Subject to the terms of the Plan, the Committee will determine all terms and conditions of a grant of Other Stock Awards. Other Stock Awards may include, but are not limited to, unrestricted Shares granted as replacement for other compensation to which the Grantee is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.
10.	Cash Incentive Awards.
The Committee shall determine all terms of conditions of Cash Incentive Awards, including the Performance Goals and the timing of payment. For clarity, this Plan does not limit the authority of the Corporation, the Board or the Committee, or any subsidiary, to award cash bonuses or authorize any other cash compensation to any person outside of the Plan.
11.	Change in Control.
(a)	Treatment of Awards. Upon a Change in Control:
(i)	all Awards then outstanding and still subject solely to time-vesting conditions shall become one hundred percent (100%) fully vested or exercisable;
(ii)
the vesting of Awards then outstanding and still subject to vesting based, in whole or part, on the achievement of one or more Performance Goals for which the performance period has not been completed as of the time of the Change in Control, will be determined either (A) by treating the date of the Change in Control as the last day of the performance period and measuring actual performance as of such date, or (B) assuming that all such Performance Goals had been met at target (provided that if performance is measured as a sum or average of performance over separate periods, then actual performance shall be used for any completed periods and target performance shall be used for any incomplete periods), whichever of (A) or (B) is set forth in the applicable Award Agreement; and

(iii)
the Committee may, in its discretion and without the consent of any Grantee, cancel any or all outstanding Awards as of the date of the Change in Control and pay the vested value thereof on, or as soon as practicable following, the Change in Control, in either the same form of consideration (such as cash, securities, or a combination of the two) as received by the Corporation (or the Corporation’s shareholders, as applicable) in the transaction or in cash. For purposes hereof, the vested value of an Award equals:
(A)
For Options and SARs, the excess, if any, of the price per share paid or deemed paid in the Change in Control transaction, as determined by the Committee (the “Change in Control Price”) over the exercise price thereof, multiplied by the number of vested Shares subject to the Award, provided that if the exercise price is greater than the Change in Control Price, then the Award may be cancelled for no consideration;

(B)
For Restricted Stock, Restricted Stock Units, Performance Share Units, and any other Award that is valued in relation to the full Fair Market Value of a Share, the Change in Control Price multiplied by the number of vested Shares subject to the Award; and

(C)	For Cash Incentive Awards and all other awards, the vested amount due under such Award.
(b)
Code Sections 280G and 4999. In the event that the Corporation determines that any payment, benefit or transfer by the Corporation under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Grantee (in the aggregate, the “Total Payments”) would be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section11(b), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Grantee is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Grantee may receive without being subject to the Excise Tax, whichever of clause (i) or (ii) results in the receipt by the Grantee of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that clause (ii) results in a greater after-tax benefit to the Grantee, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits.

12.	General Provisions.
(a)
Withholding. The Corporation shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) and other amounts required by law to be withheld with respect to income received from the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award. A Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, to use Shares that would otherwise be issued to the Grantee under such Award for tax withholding purposes; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Grantee’s applicable tax jurisdictions.

(b)
Effect of Change in Stock Subject to Plan. In the event of a reorganization (other than a reorganization under bankruptcy or insolvency laws), recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction (a “Corporate Event”), the Committee will, in such manner as it may, in its discretion, deem equitable to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the following: (i) the number of and class of shares which may be delivered under the Plan, (ii) the number and class of shares subject to outstanding Awards granted under the Plan, (iii) the exercise price of any Option or SAR, and (iv) the Performance Goals of any Award. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares. If the Corporate Event results in the elimination of the Shares, then the Committee may, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding Award pursuant to either clause (A) or (B) below without the Grantee’s consent:
(A)
substituting, on an equitable basis (as determined by the Committee), appropriate shares of the surviving or related corporation for each Share subject to an outstanding Award, and adjusting the exercise price of any Option or SAR, provided that the excess of the aggregate Fair Market Value of the Shares subject to such Option or SAR over the exercise price thereof immediately before such substitution is not more than the excess of the aggregate fair market value of the substituted shares made subject to the Option or SAR over the exercise price thereof immediately after such substitution; or

(B)	Cancelling any Award in exchange for a cash payment equal to:
1)
For any cancelled Option or SAR, the excess of the Transaction Price (as defined below) over the exercise price, multiplied by the number of Shares subject to such Option or SAR. No payment shall be made to a Grantee for any cancelled Option or SAR if the exercise price exceeds the Transaction Price.

2)	For Restricted Stock, Restricted Stock Units, and Performance Stock Units, the Transaction Price multiplied by the number of Shares subject to such Award.
3)	For all Other Stock Awards, the value of the Award as of the time of the cancellation based on the Transaction Price, as determined by the Committee in its discretion.
For purposes of this clause (B), “Transaction Price” shall equal the value, as determined by the Committee, of the cash and/or property paid with respect to one Share as a result of the Corporate Event.
(c)
No Employment or Retention Agreement Intended. Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without Cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

(d)
Shareholder Rights. Grantee shall not, by reason of any Awards granted hereunder, have any right of a shareholder of the Corporation with respect to the Shares covered by the Awards until Shares have been issued to Grantee.

(e)	Controlling Law. The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.
(f)	Award Deferral. The Committee may permit a Grantee to elect to defer payments of Restricted Stock Awards, Restricted Stock Units, Performance Stock Units, Other Stock Awards

and Cash Incentive Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A. Any deferrals shall be subject to the terms of the applicable deferred compensation plan.
(g)
Clawback. The Awards granted under this Plan are subject to the terms of the Plexus Corp. Compensation Recovery Policy, any successor policy, any other recoupment, clawback or similar policy as the Corporation may adopt from time to time, as well as any similar requirements of applicable law or exchange rules, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

(h)
Section 409A Compliance. To the extent that a benefit under the Plan is subject to the requirements of Code Section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan and any Award with applicable Code provisions and regulations relating to Code Section 409A. The payment of an Award that is subject to Code Section 409A shall not be accelerated upon a Change in Control unless such event also constitutes a change in control event under Code Section 409A. If a Grantee is a “specified employee” as defined under Code Section 409A and the Grantee’s Award is to be settled on account of the Grantee’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Grantee’s Award that would otherwise be settled during the six-month period commencing on the Grantee’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Grantee’s death if it occurs during such six-month period) to the extent needed to comply with Code Section 409A.

(i)
Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

(j)	Use of Proceeds. The proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Corporation.
(k)
Amendment of the Plan. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3, the Code, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or any other applicable law.

(l)	Foreign Participation. To assure the viability of Awards granted to Grantees employed or residing in countries or jurisdictions other than the United States of America, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including different definitions for those terms defined in Section 2. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in one country or jurisdiction will not affect the terms of this Plan for any other country or jurisdiction. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 12(k).
(m)
No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan. If, but for this provision, fractional Shares would be issuable pursuant to an Award, then such fractional Share shall be canceled without payment thereunder. Notwithstanding the foregoing, the Committee may alternatively decide, in its sole discretion, to settle such fractional shares in cash, other securities or other property.

(n)
Termination of the Plan. The Plan will expire ten (10) years after the Effective Date unless the shareholders approve an extension of the Plan before such time; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Awards then outstanding under the Plan. In addition, the termination of the Plan will not affect the authority of the Board and the Committee to administer the Plan with respect to Awards outstanding prior to the date of termination.

PLEXUS®

SCAN TO VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V26612-P01267 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.

Proposals:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joann M. Eisenhart	06) Joel Quadracci
02) Dean A. Foate	07) Karen M. Rapp
03) Rainer Jueckstock	08) Paul A. Rooke
04) Todd P. Kelsey	09) Michael V. Schrock
05) Randy J. Martinez	10) Jennifer Wuamett

	For	Against	Abstain
2. Advisory vote to approve the compensation of Plexus Corp.'s named executive officers, as disclosed in "Compensation Discussion and Analysis" and "Executive Compensation" in the Proxy Statement;	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as Independent Auditors for fiscal 2024;	☐	☐	☐
4. Approve the Plexus Corp. 2024 Omnibus Incentive Plan (the "2024 Plan");	☐	☐	☐

5. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

The board of directors recommends a vote:
- **"FOR" each of the nominees for director who are listed in Proposal (1), and**
- **"FOR" Proposal (2)**
- **"FOR" Proposal (3), and**
- **"FOR" Proposal (4)**

"This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted "FOR" each of the nominees for director who are listed in Proposal (1), "FOR" Proposal (2), "FOR" Proposal (3) and "FOR" Proposal (4).

Note: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF
PLEXUS CORP.
February 14, 2024

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

↓ **Please detach along perforated line and mail in the envelope provided.** ↓

V26613-P01267

PLEXUS CORP.
PROXY FOR 2024 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp., to be held virtually on Wednesday, February 14, 2024, at 8:00 a.m. Central Time, or at any adjournment thereof, hereby revoking any proxy previously given. Without limiting the generality of this proxy card, Messrs. Foate, Kelsey, Jermain and Ninivaggi are each authorized to vote (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the annual meeting of shareholders; and (b) in their discretion upon any other matter that may properly come before the annual meeting of shareholders to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

Access to Virtual Meeting:

Shareholders may join the virtual meeting by logging in at www.virtualshareholdermeeting.com/PLXS2024 and providing the control number found on the Notice of Internet Availability of Proxy Materials.

For address changes, please reach out to your applicable stock recordkeeper.

(Continued and to be signed on reverse side)